Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

YADKIN VALLEY FINANCIAL CORPORATION

YADKIN VALLEY BANK AND TRUST COMPANY

AND

CARDINAL STATE BANK

Dated as of June 14, 2007

i

5.17	Material Contracts	21
5.18	Legal Proceedings	22
5.19	Reports	22
5.20	Tax and Regulatory Matters	22
5.21	Internal Accounting	22
5.22	Community Reinvestment Act	23
5.23	Privacy of Customer Information	23
5.24	Technology Systems	23
5.25	Bank Secrecy Act Compliance	24
5.26	Cardinal Disclosure Memorandum	24
5.27	Board Recommendation	24
5.28	Opinion of Financial Advisor	24
5.29	Statements True and Correct	24

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF YADKIN VALLEY AND YVB		25

6.1	Organization, Standing and Power	25
6.2	Authority; No Breach By Agreement	25
6.3	Capital Stock	26
6.4	Yadkin Valley Subsidiaries	26
6.6	Absence of Undisclosed Liabilities	29
6.7	Tax Matters	29
6.8	Allowance for Possible Loan Losses	30
6.9	Environmental Matters	30
6.10	Compliance with Laws	31
6.11	Employee Benefit Plans	32
6.12	Legal Proceedings	35
6.13	Tax and Regulatory Matters	35
6.14	Internal Accounting	36
6.15	Board Recommendation	36
6.16	Reports	36
6.17	Certain Actions	36
6.18	Available Funds	36
6.19	Statements True and Correct	36

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		37

7.1	Affirmative Covenants of Each Party	37
7.2	Negative Covenants of Cardinal	37
7.3	Negative Covenants of Yadkin Valley and YVB	40
7.4	Adverse Changes in Condition	41
7.5	Reports	41
7.6	Loan Portfolio Review	41

ARTICLE 8 ADDITIONAL AGREEMENTS		41

8.1	Shareholder Approvals	41
8.2	Yadkin Valley Registration Statement	42
8.3	Applications	43

8.4	Filings with State Offices	43
8.5	Agreement as to Efforts to Consummate	43
8.6	Investigation and Confidentiality	43
8.7	No Solicitations	44
8.8	Press Releases	45
8.9	Tax Treatment	45
8.10	Charter Provisions	45
8.11	Agreement of Affiliates	45
8.12	Directors’ and Officers’ Liability Insurance	45
8.13	Employee Benefits and Contracts	45
8.14	Directors	46
8.15	Officers	47

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		47

9.1	Conditions to Obligations of Each Party	47
	(a) Shareholder Approval	47
	(b) Regulatory Approvals	47
	(c) Consents and Approvals	48
	(d) Legal Proceedings	48
	(e) Registration Statement	48
	(f) Tax Matters	48
9.2	Conditions to Obligations of Yadkin Valley Bank and Trust Company	48
	(a) Representations and Warranties	49
	(b) Performance of Agreements and Covenants	49
	(c) Certificates	49
	(e) Affiliate Agreements	49
	(g) Negative Covenants	50
	(h) Material Adverse Change	50
9.3	Conditions to Obligations of Cardinal	50
	(a) Representations and Warranties	50
	(b) Performance of Agreements and Covenants	50
	(c) Certificates	50
5.29	Opinion of Financial Advisor	51
	(d) Material Adverse Change	51

ARTICLE 10 TERMINATION		51

10.1	Termination	51
10.2	Effect of Termination	52
10.3	Termination Payment	52

ARTICLE 11 MISCELLANEOUS		53

11.1	Definitions	53
11.2	Expenses	63
11.3	Brokers and Finders	63
11.4	Entire Agreement	63
11.5	Amendments	63

11.6	Waivers	64
11.7	Assignment	64
11.8	Notices	64
11.9	Governing Law	65
11.10	Counterparts	65
11.11	Captions; Articles and Sections	66
11.12	Interpretations	66
11.13	Severability	66

EXHIBITS

Exhibit A	Agreement and Plan of Merger
Exhibit B	Form of Affiliate Agreement
Exhibit D

Form of Employment Agreement for John W. Mallard Jr., Form of Settlement and Termination Agreements for John W. Mallard, Jr., W. Harold Parker, Jr., A. Lewis Bass, III, Wendy B. Wagner, and Form of Consulting and Noncompete Agreements for Wendy B. Wagner.

Exhibit E	Form of Advisory Board Service Agreement

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of June 14, 2007, by and among YADKIN VALLEY FINANCIAL CORPORATION, a North Carolina business corporation (“Yadkin Valley”), YADKIN VALLEY BANK AND TRUST COMPANY, a North Carolina banking corporation (“YVB”), and CARDINAL STATE BANK (“CARDINAL”), a North Carolina banking corporation.

PREAMBLE

The respective Boards of Directors of Cardinal, Yadkin Valley and YVB are of the opinion that the transaction described herein is in the best interests of the Parties to this Agreement and their respective shareholders.  This Agreement provides for the merger of Cardinal with and into YVB, as a result of which the outstanding shares of the capital stock of Cardinal shall be converted into the right to receive shares of Yadkin Valley Common Stock and cash, and the shareholders of Cardinal shall become shareholders of Yadkin Valley.  The transaction described in this Agreement is subject to the approvals of the shareholders of Cardinal, the North Carolina Banking Commission, and the Federal Deposit Insurance Corporation, as well as the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties of this Agreement that the Merger shall qualify as a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTION AND TERMS OF MERGER

1.1           Merger.  Subject to the terms and conditions of this Agreement, Cardinal shall be merged with and into YVB in accordance with the provisions of Section 53-12 of the North Carolina General Statutes.  YVB shall be the Surviving Entity resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina.  The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Cardinal, Yadkin Valley and YVB.  Following the Merger, YVB shall continue to operate as a North Carolina banking corporation and will conduct its business at the then legally established branch and main offices of YVB and Cardinal, and shall conduct business under the name “Yadkin Valley Bank and Trust Company,” or one or more assumed names, provided that in Cardinal’s market area, YVB shall conduct business under the name “Cardinal State Bank, a division of Yadkin Valley Bank and Trust Company.”

1.2           Time and Place of Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree.  The Closing shall be held at the office of Nelson Mullins Riley & Scarborough, LLP, GlenLake One, Suite 200, 4140 Parklake Avenue, Raleigh, North Carolina 27612, or at such other location as may be mutually agreed upon by the Parties.

1.3           Effective Time.  The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time (the “Effective Time”) specified in the Articles of Merger in the form attached hereto as Exhibit A, containing the appropriate certificate of approval of the North Carolina Commissioner of Banks, executed by YVB, and filed by it with the North Carolina Secretary of State in accordance with applicable law.  At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Cardinal (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choices in action and every other interest of or belonging to or due to Cardinal, whether tangible or intangible) shall be transferred to and vest in YVB, and YVB shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Cardinal, all without any conveyance, assignment or further act or deed, and YVB shall become responsible for all of the Liabilities of every kind, nature and description of Cardinal as of the Effective Time.  At the Effective Time, and by reason of the Merger, the separate corporate existence of Cardinal shall cease while the corporate existence of YVB as the Surviving Entity in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

1.4           Restructure of Transaction.  Yadkin Valley shall have the right to revise the structure of the Merger contemplated by this Agreement, such as by retaining Cardinal as a separate wholly owned subsidiary of Yadkin Valley; provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Cardinal Common Stock or Cardinal Stock Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) shall impose any less favorable terms or conditions on Cardinal, or (iv) prevent qualification of the Merger as a “reorganization” under Section 368(a) of the Internal Revenue Code.

ARTICLE 2

TERMS OF MERGER

2.1           Articles of Incorporation.  The Articles of Incorporation of YVB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity until otherwise duly amended or repealed.

2.2           Bylaws.  The Bylaws of YVB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Entity until duly amended or repealed.

2.3           Directors and Officers.  The officers and directors of YVB in office immediately prior to the Effective Time, together with the individuals to be appointed pursuant to Section 8.14 below, shall serve as the officers and directors of the Surviving Entity from and after the Effective Time.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1           Conversion of Cardinal Shares.  Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Yadkin Valley, YVB, Cardinal, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)           Each share of capital stock of Yadkin Valley issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)           Each share of capital stock of YVB issued and outstanding immediately prior to the Effective Time, all of which are held by Yadkin Valley, shall remain outstanding from and after the Effective Time.

(c)           Subject to Section 3.2, each share of Cardinal Common Stock issued and outstanding immediately prior to the Effective Time, but other than shares with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the NCBCA (the “Dissenting Shares”) and shares held by Cardinal in a fiduciary capacity or on account of a debt previously contracted, shall automatically be converted at the Effective Time into the right to receive either: (i) cash in the amount of $17.62 (the “Cash Consideration”); or (ii) a number of shares of Yadkin Valley Common Stock equal to the Exchange Ratio (the “Stock Consideration”).  Such shares to be converted are sometimes referred to herein as the “Outstanding Cardinal Shares.”  The “Exchange Ratio” will be 0.91771 shares of Yadkin Valley Common Stock for each share of Cardinal Common Stock.  The Cash and the Stock Consideration, collectively and in the aggregate, shall be referred to herein as the “Merger Consideration.”

(d)           Notwithstanding any other provision of this Agreement, each holder of Outstanding Cardinal Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Yadkin Valley Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Yadkin Valley Common Stock multiplied by $17.62.  No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(e)           Each share of Cardinal Common Stock that is not an Outstanding Cardinal Share as of the Effective Time, including any shares of Cardinal Common Stock held by Cardinal, shall be canceled without consideration therefor.  No share of Cardinal Common Stock shall be deemed to be outstanding or, other than Dissenting Shares, have any rights other than those set forth in this Section 3.1 after the Effective Time.

(f)            No Dissenting Shares shall be converted in the Merger.  As of the Effective Time, all such shares shall be canceled, and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the NCBCA; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the NCBCA or withdraws or loses such holder’s dissenter’s rights, such shares held by such shareholder shall be deemed to have been converted into Non-Electing Shares and have the right to receive Merger Consideration as of the Effective Time as provided in this Article 3.

3.2           Election of Form of Consideration.  Subject to the limitations described in this Agreement, each holder of Outstanding Cardinal Shares shall have the right to elect the following forms of Merger Consideration into which his or her shares of Cardinal Common Stock will be converted: (i) all Cash Consideration, (ii) all Stock Consideration, or (iii) a combination of 58% Cash Consideration and 42% Stock Consideration (measured as of the date of this Agreement).  Each shareholder’s election must be made in writing in a form prescribed by Yadkin Valley (an “Election of Consideration”).  Yadkin Valley shall forward the Election of Consideration to all shareholders of Cardinal at a reasonable date prior to the Cardinal Shareholders Meeting.  To be valid, an Election of Consideration must be signed by the shareholder and delivered to Yadkin Valley within 10 Business Days following the Cardinal Shareholders Meeting.  Any shareholder of Cardinal who does not return a properly completed Election of Consideration, or whose Election of Consideration is received by Yadkin Valley after the time prescribed, will be deemed to have made no election.  Yadkin Valley shall have the discretion, which it may delegate in whole or in part to an exchange agent appointed by Yadkin Valley (“Exchange Agent”), to determine whether the Elections of Consideration have been properly completed, signed and submitted, or changed or revoked and to disregard immaterial defects in Elections of Consideration. The decision of Yadkin Valley (or the Exchange Agent) in such matters shall be conclusive and binding and without any Liability whatsoever to Cardinal.  Neither Yadkin Valley nor its Exchange Agent will be under any obligation to notify any Person of any defect in Elections of Consideration submitted to the Exchange Agent.

3.3           Required Ratio of Consideration; Allocations of Consideration.   Notwithstanding the right of Cardinal’s shareholders to elect the form of Merger Consideration into which their shares of Cardinal Common Stock are converted, the Merger Consideration (not including consideration delivered to holders of Dissenting Shares) must consist of shares of Stock Consideration and Cash Consideration, such that at least 42% of the Outstanding Cardinal Shares are converted into shares of Stock Consideration and such that not more than 58% of the Outstanding Cardinal Shares are converted into Cash Consideration.  .  For purposes of this Section 3.3, Cash Consideration shall include any cash paid in lieu of fractional shares pursuant to Section 3.1(d).  An election of Cash Consideration is herein referred to as a “Cash Election,” and shares as to which a Cash Election has been made are herein referred to as “Cash Election Shares.”  An election of Stock Consideration is herein referred to as a “Stock Election,” and shares as to which a Stock Election has been made are herein referred to as “Stock Election Shares.”  An election of 42% Stock Consideration and 58% Cash Consideration is herein referred to as a “Mixed Election,” and shares as to which a Mixed Election has been made are herein referred to as “Mixed Election Shares.”  A failure to indicate an election is herein referred to as a “Non-Election,” and shares as to which there is a Non-Election are herein referred to as “Non-Electing Shares.”  The aggregate number of shares of Cardinal Common Stock that are to be converted into the Cash Consideration (the Cash Election Shares plus 58% of the number of Mixed Election Shares) is referred to herein as the “Cash Election Number.”  If the Elections of Consideration by Cardinal’s shareholders call for an aggregate number of shares of Cardinal Common Stock (not including Dissenting Shares) to be converted into Yadkin Valley Common Stock which is equal to, more than, or less than the percentage specified above, then the Merger Consideration shall be allocated among part or all of Cardinal’s shareholders as follows:

(i) In any event, with respect to Mixed Election Shares, 58% shall be converted into Cash Consideration and 42% shall be converted into the Stock Consideration.

(ii) If the Cash Election Number is equal to 58% of the number of Outstanding Cardinal Shares, then: (A) there shall be no adjustment to the Cash Election Shares or Stock Election Shares; and (B) Non-Electing Shares shall be treated as Stock Election Shares.

(iii) If the Cash Election Number is in excess of 58% of the number of Outstanding Cardinal Shares, then: (A) Non-Electing Shares shall first be deemed to be Stock Election Shares; (B) Cash Election Shares shall be reduced pro rata by multiplying the number of Cash Election Shares of each Cardinal shareholder by a fraction, the numerator of which is the number of Cash Election Shares minus the difference between the Cash Election Number and 58% of the number of Outstanding Cardinal Shares, and the denominator of which is the number of Cash Election Shares; and (C) the shares of each such shareholder representing the difference between the shareholder’s initial Cash Election and the shareholder’s reduced Cash Election pursuant to clause (iii)(B) shall be converted into and be deemed to be Stock Election Shares.

(iv) If the Cash Election Number is less than 58% of the number of Outstanding Cardinal Shares, then: (A) Non-Electing Shares shall first be deemed to be Stock Election Shares and such number of Non-Electing Shares shall be included in the number of Stock Election Shares (“Stock Election Number”); (B) Stock Election Shares of each Cardinal shareholder shall be reduced pro rata by multiplying the number of Stock Election Shares by a fraction, the numerator of which is 42% of the number of Outstanding Cardinal Shares minus the number of Mixed Election Shares converted to Stock Consideration, and the denominator of which is the Stock Election Number; and (C) the shares of each such shareholder representing the difference between the shareholder’s initial Stock Election and the shareholder’s reduced Stock Election pursuant to clause (iv)(B) shall be converted into and be deemed to be Cash Election Shares.

Any questions regarding such allocations shall be resolved in such manner as Yadkin Valley, in its sole discretion, shall consider reasonable and appropriate.  Yadkin Valley’s decision regarding any such allocations shall be final and binding on Cardinal’s shareholders and all parties to this Agreement.

3.4           Antidilutive Adjustments.  If, prior to the Effective Time, Cardinal or Yadkin Valley shall declare any dividend payable in shares of Cardinal Common Stock or Yadkin Valley Common Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of Cardinal Common Stock or Yadkin Valley Common Stock, then an appropriate and proportionate adjustment shall be made in the Merger Consideration to be issued in exchange for each of the shares of Cardinal Common Stock.

3.5           Cardinal Options.

(a)  At the Effective Time but subject to Section 3.5(e) below, each option granted by Cardinal to purchase shares of Cardinal Common Stock which is outstanding and unexercised immediately prior thereto (the “Converted Options”) shall cease to represent a right to acquire shares of Cardinal Common Stock and shall be converted automatically into an option to purchase shares of Yadkin Valley Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Cardinal Stock Option Plans and the agreements evidencing grants thereunder):

(i) The number of shares of Yadkin Valley Common Stock to be subject to the new option shall be equal to the product of the number of shares of Cardinal Common Stock subject to the Converted Option and the Exchange Ratio, provided that any fractional shares of Yadkin Valley Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(ii) The exercise price per share of Yadkin Valley Common Stock under the new option shall be equal to the exercise price per share of Cardinal Common Stock under the Converted Option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

(b) The adjustment provided herein with respect to any Converted Options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.  The duration and other terms of the new option shall be the same as the Converted Option except that all references to Cardinal shall be deemed to be references to Yadkin Valley.

(c) Before the Effective Time, Yadkin Valley will take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Yadkin Valley Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options.

(d)  Within 10 Business Days after the Effective Time, Yadkin Valley shall file a registration statement on Form S-8 with respect to new options into which the Converted Options have been converted that are eligible for registration on a Form S-8, and Yadkin Valley shall use its commercially reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

(e)  Notwithstanding the above, Cardinal shall cause each current member of the Cardinal Board of Directors, with the exception of W. Harold Parker, Jr., to agree to cancel, immediately prior to the Effective Time, any options issued pursuant to the 2001 Cardinal Nonstatutory Stock Option Plan that are held by such Person as of the date hereof, in exchange for a cash payment at Closing equal to the Cash Consideration less the exercise price per share under such option.  Cardinal shall cause Mr. Parker to agree to cancel, immediately prior to the Effective Time, any options issued pursuant to the 2001 Cardinal Incentive Stock Option Plan that are held by Mr. Parker as of the date hereof, in exchange for a cash payment at Closing equal to the Cash Consideration less the exercise price per share under such option.  Cardinal shall also cause Mr. Parker to agree not to exercise or transfer, prior to the Effective Time, any currently outstanding options issued pursuant to the 2001 Cardinal Nonstatutory Stock Option Plan, and to cause John W. Mallard, Jr. to agree not to exercise or transfer, prior to the Effective Time, any currently outstanding options issued pursuant to the 2001 Cardinal Incentive Stock Option.  Cardinal will obtain from each current member of the Cardinal Board of Directors who holds any options, and will deliver to Yadkin Valley prior to the Closing, a written agreement in a form specified by Yadkin Valley confirming and agreeing to the surrender or roll-over of such director’s options as described above.

ARTICLE 4

EXCHANGE OF SHARES

4.1           Notification and Payment Procedures; Book Entry Ownership.  After the total Stock Consideration has been allocated pursuant to the provisions of Article 3 (which shall be as soon as practicable following the Effective Time), Yadkin Valley shall send or cause to be sent to each former Cardinal shareholder of record immediately prior to the Effective Time written notice (the “Transmittal Letter”) confirming the Merger Consideration to which such shareholder is entitled in exchange for his or her Cardinal Common Stock. The Transmittal Letter will contain instructions on effecting the surrender of the certificates evidencing Cardinal Common Stock (each a “Cardinal Certificate”) in exchange for such Merger Consideration.  Yadkin Valley or its Exchange Agent will maintain a book entry list of the Yadkin Valley Common Stock to which each former Cardinal shareholder is entitled.  Certificates evidencing the Yadkin Valley Common Stock into which the shareholder’s Cardinal Common Stock has been converted will not be issued.

                4.2           Cardinal Certificates.  At the Effective Time, and without any action by Yadkin Valley, Cardinal, or any Cardinal shareholder, Cardinal’s stock transfer books shall be closed and there shall be no further transfers of Cardinal Common Stock on its stock transfer books or the registration of any transfer of a Cardinal Certificate by any holder thereof, and the holders of Cardinal Certificates shall cease to be, and shall have no further rights as, shareholders of Cardinal other than as provided in this Agreement.  Following the Effective Time, Cardinal Certificates shall evidence only the right of the registered holder thereof to receive the Merger Consideration into which his or her Cardinal Common Stock was converted at the Effective Time or, in the case of Dissenting Shares, cash as provided in Article 13 of the North Carolina Business Corporation Act.

4.3           Voting Rights and Dividends.  Following the Effective Time, former shareholders of record of Cardinal shall be entitled to vote at any meeting of Yadkin Valley shareholders the number of whole shares into which their respective shares of Cardinal Common Stock are converted pursuant to the Merger.  Any dividend or other distribution payable by Yadkin Valley with respect to that Yadkin Valley Common Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former Cardinal shareholder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF CARDINAL

Cardinal hereby represents and warrants to Yadkin Valley and YVB as follows:

5.1           Organization, Standing, and Power.

(a)           Cardinal is a banking corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  Cardinal is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of the Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Cardinal Material Adverse Effect.  The minute book and other organizational documents for Cardinal have been made available to YVB for its review and, except as disclosed in Section 5.1 of the Cardinal Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.2           Authority of Cardinal; No Breach By Agreement.

(a)           Cardinal has the corporate power and authority necessary to execute, deliver, and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Cardinal.  Subject to the requisite approval by Cardinal’s shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Cardinal enforceable against Cardinal in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)           Neither the execution and delivery of this Agreement by Cardinal, nor the consummation by Cardinal of the transactions contemplated hereby, nor compliance by Cardinal with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Cardinal’s Articles of Incorporation or Bylaws or any resolution adopted by the Board of Directors or the shareholders of Cardinal that is currently in effect, or (ii) except as disclosed in Section 5.2(b) of the Cardinal Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, accelerate the performance required by, or result in the creation of any Lien on any Asset of Cardinal under, any Contract or Permit of Cardinal, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Cardinal or any of its Assets.

(c)           Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, and (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any governmental authority is necessary for the consummation by Cardinal of the Merger and the other transactions contemplated in this Agreement.

5.3           Capital Stock.

(a)           The authorized capital stock of Cardinal consists of 10,000,000 shares of Cardinal Common Stock at $5.00  par value per share, of which, as of the date of this Agreement, 2,262,712 shares are issued and outstanding, 346,250 shares of Cardinal Common Stock are reserved for issuance pursuant to outstanding options to purchase shares of common stock (the “Cardinal Stock Options”) and no shares of preferred stock are issued and outstanding.  All of the issued and outstanding shares of capital stock of Cardinal are duly and validly issued and outstanding and are fully paid and nonassessable (except to the extent provided in Section 53- 42 of the North Carolina General Statutes).  None of the outstanding shares of capital stock of Cardinal has been issued in violation of any preemptive rights of the current or past shareholders of Cardinal.

(b)           Except as set forth in Section 5.3(a) of this Agreement or in Section 5.3(b) of the Cardinal Disclosure Memorandum, there are no (i) shares of capital stock, preferred stock or other equity securities of Cardinal outstanding or (ii) outstanding Equity Rights relating to the capital stock of Cardinal.  Section 5.3(b) of Cardinal Disclosure Memorandum sets forth a list of all outstanding options, with the holders thereof and the exercise price and expiration date.

5.4           Cardinal Subsidiaries.  Cardinal has disclosed in Section 5.4 of the Cardinal Disclosure Memorandum all of the Cardinal Subsidiaries as of the date of this Agreement.  No equity securities of a Cardinal Subsidiary is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Cardinal Subsidiary, and there are no contracts by which a Cardinal Subsidiary is bound to issue (other than to Cardinal) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock (other than to Cardinal).  There are no contracts relating to the rights of any Cardinal Entity to vote or to dispose of any shares of the capital stock of a Cardinal Subsidiary.

5.5           Exchange Act Filings; Securities Offerings; Financial Statements.

(a)           Cardinal has timely filed and made available to Yadkin Valley all Securities Documents required to be filed by Cardinal since its inception (the “Cardinal Securities Reports”).  The Cardinal Securities Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Cardinal Securities Reports or necessary in order to make the statements in such Cardinal

Securities Reports not misleading.  Each offering or sale of securities by Cardinal (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading.  Cardinal has delivered or made available to Yadkin Valley all comment letters received by Cardinal from the staffs of the SEC and the FDIC and all responses to such comment letters by or on behalf of Cardinal with respect to all filings under the Securities Laws.  Cardinal’s principal executive officer and principal financial officer (and Cardinal’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Cardinal Securities Reports to the extent such rules or regulations applied at the time of the filing.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Cardinal nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.  No Cardinal Subsidiary is required to file any Securities Documents.

(b)           Each of the Cardinal Financial Statements (including, in each case, any related notes) that are contained in the Cardinal Securities Reports, including any Cardinal Securities Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the Exchange Act, was or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB of the Exchange Act), fairly presented or will fairly present in all material respects the financial position of Cardinal and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the Assets and Liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were or will be certified to the extent required by the Sarbanes-Oxley Act.

(c)           Each of the Cardinal Financial Statements (including, in each case, any related notes) that are not required to be contained in the Cardinal Securities Reports, including any Cardinal Securities Reports filed after the date of this Agreement until the Effective Time,  was or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements), fairly presented or will fairly present in all material respects the financial position of Cardinal and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the Assets and Liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(d)           Cardinal’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Cardinal and its Subsidiaries whether or not included in Cardinal’s Exchange Act Reports (including the related notes), are and have been for all periods required by the Sarbanes-Oxley Act (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period),  and are or have been throughout the periods covered by such Financial Statements (y) “independent” with respect to Cardinal within the meaning of Regulation S-X, and (z) with respect to Cardinal, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.  Section 4.5(d) of the Cardinal Disclosure Memorandum lists all non-audit services performed by Cardinal’s independent public accountants for Cardinal and its Subsidiaries since January 1, 2004.

(e)           Cardinal maintains disclosure controls and procedures that would be required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Cardinal and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer.  Except as set forth in Section 5.5 of the Cardinal Disclosure Memorandum, Cardinal and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, in all material respects, including the filing requirements thereunder to the extent applicable.

5.6           Absence of Undisclosed Liabilities.   No Cardinal Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Cardinal Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Cardinal as of March 31, 2007, included in the Cardinal Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement.  Section 4.6 of the Cardinal Disclosure Memorandum lists, and Cardinal has attached and delivered to Yadkin Valley copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act) effected by Cardinal or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines.  Except as disclosed in Section 4.6 of the Cardinal Disclosure Memorandum, no Cardinal Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000.  Except (x) as reflected in Cardinal’s balance sheet at March 31, 2007 or Liabilities described in any notes thereto (or Liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for Liabilities incurred in the ordinary course of business since March 31, 2007 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Cardinal nor any of its Subsidiaries has any Liabilities of any nature.

5.7           Loan and Investment Portfolios.  As of the date of this Agreement, all loans, discounts and financing leases reflected on the Cardinal Financial Statements were, and with respect to the Cardinal Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests that have been perfected.  Except as specifically set forth in Section 5.7 of the Cardinal Disclosure Memorandum, no Cardinal Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to the Knowledge of Cardinal to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Cardinal, the FDIC or the North Carolina Banking Commissioner, or (iv) an obligation of any director, executive officer or 10% shareholder of Cardinal who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlled by or under common control with any of the foregoing.  To Cardinal’s Knowledge, each of the loans and other extensions of credit of Cardinal (with the exception of those loans and extensions of credit specified in Section 5.7 of the Cardinal Disclosure Memorandum) is collectible in the ordinary course of business in an amount which is not less than the amount at which it is carried on Cardinal’s books and records.

5.8           Absence of Certain Changes or Events.  Since March 31, 2007, except as disclosed in the Cardinal Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the Cardinal Disclosure Memorandum, (i) to the Knowledge of Cardinal, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an Cardinal Material Adverse Effect, (ii)  Cardinal has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Cardinal Common Stock and (iii) no Cardinal Entity has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Cardinal provided in Article 7.  Except as may result from the transactions contemplated by this Agreement, Cardinal has not, since March 31, 2007:

(a)           except as set forth in Section 5.8(a) of the Cardinal Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices:  (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its Assets, sold, assigned or transferred any of its Assets in excess of $50,000 in the aggregate or (iii) incurred any other Liability or loss representing, individually or in the aggregate, over $50,000;

(b)           suffered over $50,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)           experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)           except as set forth in Section 5.8(d) of the Cardinal Disclosure Memorandum, to the Knowledge of Cardinal had any customer with a loan or deposit balance of more than $50,000 terminate, or received notice of such customer’s intent to terminate, its relationship with Cardinal;

(e)           failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f)            except as set forth in Section 5.8(f) of the Cardinal Disclosure Memorandum, forgiven any debt owed to it in excess of $50,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g)           except as set forth in Section 5.8(g) of the Cardinal Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $50,000;

(h)           except as set forth in Section 5.8(h) of the Cardinal Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such Person whose annual compensation would, following such increase, exceed $50,000;

(i)            except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Cardinal Financial Statements;

(j)            except as set forth in Section 5.8(j) of the Cardinal Disclosure Memorandum, authorized or issued any additional shares of Cardinal Common Stock, preferred stock, or Equity Rights; or

(k)           entered into any agreement, contract or commitment to do any of the foregoing (except as disclosed in the applicable Section of the Cardinal Disclosure Memorandum).

5.9           Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of any Cardinal Entity have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year-end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects.  All Taxes shown on filed Tax Returns have been paid.  There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Cardinal Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the Cardinal Disclosure Memorandum.  Cardinal’s federal income Tax Returns have not been audited by the IRS.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.  There are no Liens with respect to Taxes upon any of the Assets of Cardinal.

(b)           No Cardinal Entity has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)           The provision for any Taxes due or to become due for any Cardinal Entity for the period or periods through and including the date of the respective Cardinal Financial Statements that has been made and is reflected on such Cardinal Financial Statements is sufficient to cover all such Taxes.

(d)           Deferred Taxes of Cardinal has been provided for in accordance with GAAP.

(e)           Cardinal is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f)            No Cardinal Entity has experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

(g)           There is no pending claim by any Taxing Authority of a jurisdiction where the Cardinal has not filed Tax Returns that are subject to taxation in that jurisdiction.

5.10         Allowance for Possible Loan Losses.  The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of Cardinal included in the Cardinal Financial Statements is and the Allowance shown on the consolidated balance sheets of Cardinal as of dates subsequent to the execution of this Agreement and prior to the Effective Time will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Cardinal and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Cardinal as of the dates thereof.

5.11         Assets.

(a)           Except as disclosed in Section 5.11 of the Cardinal Disclosure Memorandum or as disclosed or reserved against in the Cardinal Financial Statements, Cardinal has good and marketable title, free and clear of all Liens, to its Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Cardinal Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for Taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such Assets or the potential sale of any of such Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration.  All tangible properties used in the business of Cardinal are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Cardinal’s past practices.  All Assets which are material to Cardinal’s business on a consolidated basis, held under leases or subleases by a Cardinal Entity, are held under valid Contracts enforceable against such Cardinal Entity in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)           Cardinal has paid all amounts due and payable under any insurance policies and guarantees applicable to Cardinal and its Assets and operations; all such insurance policies and guarantees are in full force and effect, and all of Cardinal’s material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience.  Cardinal has not received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance, and no notices of claims in excess of such amounts have been given by Cardinal under such policies.

(c)           With respect to each lease of any real property or personal property to which Cardinal is a party (whether as lessee or lessor), except for financing leases in which Cardinal is lessor, (i) such lease is in full force and effect in accordance with its terms against the Cardinal Entity that is a party to the lease; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by Cardinal; (iii) there exists no Default under such lease by Cardinal; and (iv) upon receipt of the consents described in Section 5.11(c) of the Cardinal Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

(d)           Cardinal has no legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any substantial part of its Assets except in the ordinary course of business consistent with past practices.

(e)           Cardinal’s Assets include all material Assets required to operate the businesses of Cardinal as presently conducted.

(f)            Section 5.11 of the Cardinal Disclosure Memorandum sets forth a listing of all securities owned, of record or beneficially, by Cardinal as of March 31, 2007.  All securities owned, of record or beneficially, by Cardinal are held free and clear of all Liens of any other Person, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits), which would materially impair the ability of Cardinal to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time.  There are no voting trusts or other agreements or undertakings to which Cardinal is a party with respect to the voting of any such securities.  With respect to all “repurchase agreements” under which Cardinal has “purchased” securities under agreement to resell, Cardinal has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to Cardinal, which is secured by such collateral. Since March 31, 2007, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of the securities portfolio of Cardinal.

5.12         Intellectual Property.  Cardinal owns or has a license to use the Intellectual Property used by Cardinal in the course of its businesses.  Cardinal owns or has a license to any Intellectual Property sold or licensed to a third party by Cardinal in connection with Cardinal’s business operations, and Cardinal has the right to convey by sale or license any Intellectual Property so conveyed.  Cardinal has not received notice of Default under any of its respective Intellectual Property licenses.  No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of Cardinal with respect to Intellectual Property used, sold or licensed by Cardinal in the course of its businesses, nor has any Person claimed or alleged any rights to such Intellectual Property.  The conduct of Cardinal’s businesses does not infringe any Intellectual Property of any other Person.  Except as disclosed in Section 5.12 of the Cardinal Disclosure Memorandum, (i) Cardinal is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, and (ii) no officer, director or employee of Cardinal is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including Cardinal.

5.13         Environmental Matters.

(a)           Except as disclosed in Section 5.13(a) of the Cardinal Disclosure Memorandum, Cardinal, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws in all material respects.

(b)           Except as disclosed in Section 5.13(b) of the Cardinal Disclosure Memorandum, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which Cardinal or any of its Operating Properties or Participation Facilities (or Cardinal in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by Cardinal or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)           During the period of (i) Cardinal’s ownership or operation of any of its Assets, (ii) Cardinal’s participation in the management of any Participation Facility, or (iii)

Cardinal’s holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties of which Cardinal has Knowledge.  Prior to the period of (i) Cardinal’s ownership or operation of any of its Operating Properties or Participation Facilities, (ii) Cardinal’s participation in the management of any Participation Facility, or (iii) Cardinal’s holding of a security interest in an Operating Property of which Cardinal has Knowledge, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property.  No lead-based paint or asbestos in any form of which Cardinal has Knowledge is present in, at, on, under, about, or affecting (or potentially affecting) any Participation Facility of Operating Property.

(d)           Cardinal has delivered to YVB true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Cardinal pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Participation Facility of Operating Property, or concerning compliance by Cardinal or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(e)           There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, or under any Participation Facility or Operating Property.  Section 5.13(e) of the Cardinal Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of Cardinal at or from any Asset.  Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

5.14         Compliance with Laws.  Cardinal is a North Carolina banking corporation whose deposits are and will at the Effective Time be insured by the FDIC.  Cardinal has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit.  Except as disclosed in Section 5.14 of the Cardinal Disclosure Memorandum, no Cardinal Entity is:

(a)           in Default under any of the provisions of its respective Articles of Incorporation or Bylaws;

(b)           in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(c)           since January 1, 2004, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Cardinal Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring the Cardinal Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies or its management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to YVB.

5.15         Labor Relations.  No Cardinal Entity is a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor is any Cardinal Entity party to any collective bargaining agreement, nor to the Knowledge of Cardinal, is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving Cardinal.  There is no activity involving any employees of Cardinal seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16         Employee Benefit Plans.

(a)           Cardinal and any other entities which now or in the past constitute a single employer within the meaning of Internal Revenue Code Section 414 are hereinafter collectively referred to as the “Company Group.”

(b)           The following agreements, plans or arrangements, whether formal or informal and whether or not documented in writing, which are presently in effect and which cover current or former employees, directors and/or other service providers of any member of the Company Group (collectively “Participants”) are referred to as the “Company Plans”:

(i)            Any employee benefit plan as defined in Section 3(3) of the ERISA, and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to employees, has any outstanding, present, or future Liability, or under which any employee or former employee has any present or future right to benefits which are covered by ERISA; or

(ii)           Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

Cardinal has delivered to YVB true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with the most recently filed IRS Form 5500 relating to each Company Plan, to the extent applicable, and any accompanying financial statements.

(c)           Except as to those plans identified in Section 5.16 of the Cardinal Disclosure Memorandum as Company Plans intended to be qualified under Section 401(a) of the Internal Revenue Code (the “Company Qualified Plans”), no member of the Company Group maintains a Company Plan which meets or was intended to meet the requirements of Section 401(a).  As to each

Company Qualified Plan, the Internal Revenue Service has issued favorable determination letter(s) (or similar letter(s) in the case of the prototype plan) to the effect that such Company Qualified Plan is a tax-qualified plan in form and that any related trust is exempt from taxation, and such determination or similar letter(s) remain in effect and have not been revoked or, in the alternative, the Internal Revenue Service has issued favorable determination or similar letter(s) to the effect that the prototype plan under which such Company Qualified Plan has been adopted is a tax-qualified plan in form and that any related trust is exempt from taxation, and that Cardinal may rely upon such favorable determination or similar letter(s) and, to Cardinal’s Knowledge, such favorable determination or similar letter(s) remain in effect and have not been revoked.  Copies of the most recent favorable determination or similar letters and any outstanding requests for a favorable determination or similar letter with respect to each Company Qualified Plan, if any, have been delivered to YVB.  Except as set forth in Section 5.16 of the Cardinal Disclosure Memorandum, no Company Qualified Plan has been amended since the issuance of each respective most recent favorable determination or similar letter.  The Company Qualified Plans currently comply in form with the requirements under Internal Revenue Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required.  No issue concerning qualification of the Company Qualified Plans is pending before or is threatened by the Internal Revenue Service.  The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Internal Revenue Code Section 401(a).  No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts.  Prior to the Closing Date, any Company Qualified Plan which is required to satisfy Internal Revenue Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and has satisfied, or will satisfy, the requirements of, such Sections of the Internal Revenue Code for each plan year ending prior to the Closing Date.

(d)           Each member of the Company Group is in compliance in all material respects with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, Participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Law.

(e)           No termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

(f)            No member of the Company Group maintains an “employee benefit pension plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

(g)           No member of the Company Group has any remaining Liability under any previously maintained Company Plan, whether maintained as a written or unwritten, formal or informal arrangement.

(h)           Each member of the Company Group has made full and timely payment of, or has accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Law and Contracts to be paid as a contribution to each Company Plan.

(i)            No member of the Company Group has any obligation or Liability to contribute or has contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(j)            No member of the Company Group nor any other “disqualified person” or “party in interest” (as defined in Internal Revenue Code Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any “prohibited transaction” (as defined in Internal Revenue Code Section 4975 or ERISA Section 406).  All members of the Company Group and all fiduciaries with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404.  No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Internal Revenue or a fine under ERISA.

(k)           No member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.

(l)            Except as set forth in Section 5.16 (l) of the Cardinal Disclosure Memorandum, no member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in Internal Revenue Code Section 280G(b) (determined without regard to Internal Revenue Code Section 280G(b)(2)(A)(ii)).

(m)          Other than routine claims for benefits, to the Knowledge of Cardinal, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

(n)           Except as disclosed in Section 5.16(n) of the Cardinal Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, parachute payments or otherwise) becoming due to any Person, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefit.

(o)           Except as set forth in Section 5.16(o) of the Cardinal Disclosure Memorandum, other than health continuation coverage required by COBRA, no member of the Company Group has any obligation to any retired or former employee, director or other service provider or any current employee, director or other service provider upon retirement or termination of employment under any Company Plan respecting health and/or death benefits.

(p)           The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) maintained by the Company Group for present or former directors, employees or other service providers have been fully and accurately reflected on the Cardinal Financial Statements to the extent required by and in accordance with GAAP.

(q)           Each nonqualified plan of deferred compensation, within the meaning of Section 409A of the Internal Revenue Code, maintained by one or more members of the Company Group has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits thereunder in accordance with the terms of such plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

(r)            The members of the Company Group, or any successor entity, may terminate any Company Plan prospectively at any time without further Liability to any member of the Company Group or the successor entity, including, without limitation, any additional contributions, penalties, premiums, fees, surrender charges, market value adjustments or any other charges as a result of such termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Cardinal Financial Statements.

(s)           Since March 31, 2007, except as disclosed in Section 5.16 of the Cardinal Disclosure Memorandum, no member of the Company Group has (i) increased the rate of compensation payable or to become payable to any director, employee or other service provider of the Company Group, other than in the ordinary course of business and consistent with past practice; (ii) amended or entered into any employment, severance, change in control or similar Contract with any such director, employee or other service provider; (iii) paid or agreed to pay any bonuses or other compensation, other than in the ordinary course of business and consistent with past practice, to any such director, employee or other service provider; (iv) amended any Company Plan, other than any amendment required by Law; (v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan; or (vi) terminated any existing Company Plan.

5.17         Material Contracts.  Except as disclosed in Section 5.17 of the Cardinal Disclosure Memorandum or otherwise reflected in the Cardinal Financial Statements, neither Cardinal nor any of its Assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Cardinal or the guarantee by Cardinal of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements,  Federal Home Loan Bank advances, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts Cardinal or any employee thereof from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any

Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by Cardinal , (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $50,000), or (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (collectively, (i) through (vii) above are referred to as the “Cardinal Contracts”).  With respect to each Cardinal Contract and except as disclosed in Section 5.17 of the Cardinal Disclosure Memorandum: (i) the Contract is in full force and effect against Cardinal; (ii) Cardinal is not in Default of any material provision thereunder; (iii) Cardinal has not repudiated or waived any material provision of any such Contract; and (iv) to Cardinal’s Knowledge, no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder.  All of the indebtedness of Cardinal for money borrowed is prepayable at any time by Cardinal without penalty or premium.

5.18         Legal Proceedings.  Except as disclosed in Section 5.18 of the Cardinal Disclosure Memorandum, there is no Litigation instituted, pending or, to the Knowledge of Cardinal, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against Cardinal, or against any employee benefit plan of Cardinal, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Cardinal.  Section 5.18 of the Cardinal Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which Cardinal is a party and that names Cardinal as a defendant or cross-defendant or for which Cardinal has any potential Liability in excess of $50,000.

5.19         Reports.  Since December 31, 2002, Cardinal has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20         Tax and Regulatory Matters.  Cardinal has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance that is reasonably likely, to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21         Internal Accounting.  Cardinal maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain Asset and Liability accountability, (iii) access to Assets or incurrence of Liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for Assets and Liabilities is compared with the existing Assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference.

5.22         Community Reinvestment Act. Cardinal has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.23         Privacy of Customer Information.

(a)           Cardinal is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to YVB pursuant to this Agreement and the other transactions contemplated hereby.  For purposes of this Section 5.23, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b)           The collection and use of such IIPI by Cardinal, the transfer of such IIPI to YVB, and the use of such IIPI by YVB as contemplated by this Agreement complies in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

5.24         Technology Systems.

(a)           Except to the extent indicated in Section 5.24 of the Cardinal Disclosure Memorandum, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by Cardinal (collectively, the “Technology Systems”) to continue by YVB to the same extent and in the same manner that it has been used by Cardinal.

(b)           Since January 1, 2005, the Technology Systems have not suffered unplanned disruption causing a Cardinal Material Adverse Effect.  Except for ongoing payments due under relevant third party agreements, Cardinal’s use of the Technology Systems is free from any Liens.  Access to business critical parts of the Technology Systems is not shared with any third party.

(c)           Details of Cardinal’s disaster recovery and business continuity arrangements have been provided to YVB with the Cardinal Disclosure Memorandum.

(d)           Except to the extent indicated in Section 5.24 of the Cardinal Disclosure Memorandum, Cardinal has no Knowledge of any material circumstances including, without limitation, the execution of this Agreement that would enable any third party to terminate any of Cardinal’s agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.25         Bank Secrecy Act Compliance.  Cardinal is in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970 (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs.  Cardinal has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

5.26         Cardinal Disclosure Memorandum.  Cardinal has delivered to YVB the Cardinal Disclosure Memorandum containing certain information regarding Cardinal as indicated at various places in this Agreement.  All information set forth in the Cardinal Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Cardinal under this Article 5.  The information contained in the Cardinal Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 to the extent applicable, except that information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

5.27         Board Recommendation.  The Board of Directors of Cardinal, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Cardinal Common Stock approve this Agreement.

5.28         Opinion of Financial Advisor.  Cardinal has received the opinion of The Orr Group, dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Cardinal Common Stock is fair, from a financial point of view, to such holders, a signed copy or photocopy of which has been provided to YVB.

5.29         Statements True and Correct.

(a)           No statement, certificate, instrument, or other writing furnished or to be furnished by any Cardinal or any Affiliate thereof to Yadkin Valley pursuant to this Agreement or any other document, agreement, or instrument referred to herein, when considered as a whole and subject to all materiality and knowledge qualifiers, exclusions, limitations and references to the Cardinal Disclosure Memorandum, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           None of the information supplied or to be supplied by any Cardinal Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Yadkin Valley with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  None of the information supplied or to be supplied by Cardinal or any Affiliate thereof for inclusion in any Proxy Statement to be mailed to Cardinal’s shareholders in connection with the Cardinal Shareholders Meeting, and any other documents to be filed by any Cardinal Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the any Registration Statement, when first mailed to the shareholders of Cardinal be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Cardinal Shareholders Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Cardinal Shareholders Meeting.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF YADKIN VALLEY AND YVB

Yadkin Valley and YVB hereby represent and warrant to Cardinal as follows:

6.1           Organization, Standing and Power.  Yadkin Valley is a corporation in good standing under the laws of the State of North Carolina, and Yadkin Valley is duly registered as a bank holding company under the BHC Act.  YVB is a banking corporation in good standing and duly registered under the laws of the State of North Carolina.  Each of Yadkin Valley and YVB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  Each of Yadkin Valley and YVB is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Yadkin Valley or YVB Material Adverse Effect.

6.2           Authority; No Breach By Agreement.

(a)           Each of Yadkin Valley and YVB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Yadkin Valley and YVB.  Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents legal, valid, and binding obligations of Yadkin Valley and YVB and is enforceable against Yadkin Valley and YVB in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)           Neither the execution and delivery of this Agreement by YVB, nor the consummation by YVB of the transactions contemplated hereby, nor compliance by YVB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of YVB’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of Yadkin Valley or any resolution adopted by the Board of Directors or the shareholders of Yadkin Valley or YVB that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, accelerate the performance required by, or result in the creation of any Lien on any Asset of YVB or Yadkin Valley under any Contract or Permit of YVB or Yadkin Valley or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to YVB or Yadkin Valley or any of their respective material Assets.

(c)           Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any governmental authority is necessary for the consummation by Yadkin Valley and YVB of the Merger, and the other transactions contemplated in this Agreement.

6.3           Capital Stock.

(a)           The authorized capital stock of Yadkin Valley consists of 20,000,000 shares of Yadkin Valley Common Stock, of which 10,618,960 shares are issued and outstanding and 593,151 shares are reserved for issuance pursuant to outstanding options, or options available for future issuance, to purchase shares of Yadkin Valley Common Stock.  All of the issued and outstanding shares of Yadkin Valley Common Stock are, and all of the shares of Yadkin Valley Common Stock to be issued in exchange for shares of Cardinal Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the NCBCA.  None of the outstanding shares of Yadkin Valley Common Stock has been, and none of the shares of Yadkin Valley Common Stock to be issued in exchange for shares of Cardinal Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Yadkin Valley.

(b)           Except as set forth in Section 6.3 of this Agreement, there are no (i) shares of capital stock, preferred stock or other equity securities of Yadkin Valley outstanding or (ii) outstanding Equity Rights relating to the capital stock of Yadkin Valley.

6.4           Yadkin Valley Subsidiaries.  Yadkin Valley owns all of the issued and outstanding shares of capital stock (or other equity interests) of YVB.  No capital stock (or other equity interest) of YVB is or may become required to be issued (other than to another Yadkin Valley Entity) by reason of any Equity Rights, and there are no Contracts by which YVB is bound to issue (other than to another Yadkin Valley Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which Yadkin Valley is or may be bound to transfer any shares of the capital stock (or other equity interests) of YVB (other than to another Yadkin Valley Entity).  There are no Contracts relating to the rights of Yadkin Valley to vote or to dispose of any shares of the capital stock (or other equity interests) of YVB.  All of the shares of capital stock (or other equity interests) of YVB held by Yadkin Valley are fully paid and nonassessable (except to the extent provided in Section 53- 42 of the North Carolina General Statutes) and are owned by Yadkin Valley free and clear of any Lien.  Each Yadkin Valley Subsidiary is either a bank, or a corporation, and each such Yadkin Valley Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted.  Each Yadkin Valley Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Yadkin Valley.  YVB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5           Exchange Act Filings; Securities Offerings; Financial Statements.

(a)           Yadkin Valley has timely filed and made available to Cardinal all Securities Documents required to be filed by Yadkin Valley since January 1, 2001 (the “Yadkin Valley Securities Reports”).  The Yadkin Valley Securities Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Yadkin Valley Securities Reports or necessary in order to make the statements in such Yadkin Valley Securities Reports not misleading.  Each offering or sale of securities by Yadkin Valley since January 1, 2001 (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.  Yadkin Valley has delivered or made available to Cardinal all comment letters received by Yadkin Valley from the staff of the SEC or the FDIC and all responses to such comment letters by or on behalf of Yadkin Valley with respect to all filings under the Securities Laws made since January 1, 2001.  Yadkin Valley’s principal executive officer and principal financial officer (and Yadkin Valley’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Yadkin Valley Securities Reports to the extent such rules or regulations applied at the time of the filing.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Yadkin Valley nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.   No Yadkin Valley Subsidiary is required to file any Securities Documents.

(b)           Each of the Yadkin Valley Financial Statements (including, in each case, any related notes) that are contained in the Yadkin Valley Securities Reports, including any Yadkin Valley Securities Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the Exchange Act, was or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented or will fairly present in all material respects the financial position of Yadkin Valley and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the Assets and Liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were or will be certified to the extent required by the Sarbanes-Oxley Act.

(c)           Each of the Yadkin Valley Financial Statements (including, in each case, any related notes) that are not required to be contained in the Yadkin Valley Securities Reports, including any Yadkin Valley Securities Reports filed after the date of this Agreement until the Effective Time,  was or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements), fairly presented or will fairly present in all material respects the financial position of Yadkin Valley and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the Assets and Liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(d)           Yadkin Valley’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Yadkin Valley and its Subsidiaries whether or not included in Yadkin Valley’s Exchange Act Reports (including the related notes), are and have been for all periods required by the Sarbanes-Oxley Act (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period),  and are or have been throughout periods covered by such Financial Statements (y) “independent” with respect to Yadkin Valley within the meaning of Regulation S-X, and (z) with respect to Yadkin Valley, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.  Section 6.5(d) of the Yadkin Valley Disclosure Memorandum lists all non-audit services performed by Yadkin Valley’s independent public accountants for Yadkin Valley and its Subsidiaries since January 1, 2004.

(e)           Yadkin Valley maintains disclosure controls and procedures that would be required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Yadkin Valley and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer.  Except as set forth in the Yadkin Valley Disclosure Memorandum, Yadkin Valley and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, in all material respects, including the filing requirements thereunder to the extent applicable.

6.6           Absence of Undisclosed Liabilities.   No Yadkin Valley Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Yadkin Valley Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Yadkin Valley as of March 31, 2007, included in the Yadkin Valley Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement.  Section 6.6 of the Yadkin Valley Disclosure Memorandum lists, and Yadkin Valley has attached and delivered to Cardinal copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act) effected by Yadkin Valley or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines.  Except as disclosed in Section 6.6 of the Yadkin Valley Disclosure Memorandum, no Yadkin Valley Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000.  Except (x) as reflected in Yadkin Valley’s balance sheet at March 31, 2007 or Liabilities described in any notes thereto (or Liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for Liabilities incurred in the ordinary course of business since March 31, 2007 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Yadkin Valley nor any of its Subsidiaries has any Liabilities of any nature.

6.7           Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of any Yadkin Valley Entity have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year-end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects.  All Taxes shown on filed Tax Returns have been paid.  There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Yadkin Valley Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the Yadkin Valley Disclosure Memorandum.  Yadkin Valley’s federal income Tax Returns have not been audited by the IRS.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.  There are no Liens with respect to Taxes upon any of the Assets of Yadkin Valley.

(b)           No Yadkin Valley Entity has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)           The provision for any Taxes due or to become due for any Yadkin Valley Entity for the period or periods through and including the date of the respective Yadkin Valley Financial Statements that has been made and is reflected on such Yadkin Valley Financial Statements is sufficient to cover all such Taxes.

(d)           Deferred Taxes of Yadkin Valley has been provided for in accordance with GAAP.

(e)           Yadkin Valley is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f)            No Yadkin Valley Entity has experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Internal Revenue Code.

(g)           There is no pending claim by any Taxing Authority of a jurisdiction where  the  Yadkin Valley has not filed Tax Returns that are subject to taxation in that jurisdiction.

6.8           Allowance for Possible Loan Losses.  The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of Yadkin Valley included in the Yadkin Valley Financial Statements is and the Allowance shown on the consolidated balance sheets of Yadkin Valley as of dates subsequent to the execution of this Agreement  and prior to the Effective Time will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Yadkin Valley and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Yadkin Valley as of the dates thereof.

6.9           Environmental Matters.

(a)           Except as disclosed in Section 6.9(a) of the Yadkin Valley Disclosure Memorandum, Yadkin Valley, its Participation Facilities, and its Operating Properties are, and have been, in compliance with Environmental Laws in all material respects.

(b)           Except as disclosed in Section 6.9(b) of the Yadkin Valley Disclosure Memorandum, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which Yadkin Valley or any of its Operating Properties or Participation Facilities (or Yadkin Valley in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by Yadkin Valley or any of its Operating

Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)           During the period of (i) Yadkin Valley’s ownership or operation of any of its Assets, (ii) Yadkin Valley’s participation in the management of any Participation Facility, or (iii) Yadkin Valley’s holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties of which Yadkin Valley has Knowledge.  Prior to the period of (i) Yadkin Valley’s ownership or operation of any of its Operating Properties or Participation Facilities, (ii) Yadkin Valley’s participation in the management of any Participation Facility, or (iii) Yadkin Valley’s holding of a security interest in an Operating Property of which Yadkin Valley has Knowledge, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property.  No lead-based paint or asbestos in any form  of which Yadkin Valley has Knowledge is present in, at, on, under, about, or affecting (or potentially affecting) any Participation Facility of Operating Property.

(d)           Yadkin Valley has delivered to Cardinal true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Yadkin Valley pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Participation Facility of Operating Property, or concerning compliance by Yadkin Valley or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(e)           There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, or under any Participation Facility or Operating Property.  Section 6.9(e) of the Yadkin Valley Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of Yadkin Valley at or from any Asset.  Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

6.10         Compliance with Laws.  YVB is a North Carolina banking corporation whose deposits are and will at the Effective Time be insured by the FDIC.  Yadkin Valley has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit.  Except as disclosed in Section 6.10 of the Yadkin Valley Disclosure Memorandum, no Yadkin Valley Entity is:

(a)           in Default under any of the provisions of its respective Articles of Incorporation or Bylaws;

(b)           in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(c)           since January 1, 2004, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Yadkin Valley Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring the Yadkin Valley Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies or its management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Cardinal.

6.11         Employee Benefit Plans.

(a)           Yadkin Valley and any other entities which now or in the past constitute a single employer within the meaning of Internal Revenue Code Section 414 are hereinafter collectively referred to as the “Company Group.”

(b)           The following agreements, plans or arrangements, whether formal or informal and whether or not documented in writing, which are presently in effect and which cover current or former employees, directors and/or other service providers of any member of the Company Group (collectively “Participants”) are referred to as the “Company Plans”:

(i)            Any employee benefit plan as defined in Section 3(3) of the ERISA, and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to employees, has any outstanding, present, or future obligation or Liability, or under which any employee or former employee has any present or future right to benefits which are covered by ERISA; or

(ii)           Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

Yadkin Valley has delivered to Cardinal true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with the most recently filed IRS Form 5500 relating to each Company Plan, to the extent applicable, and any accompanying financial statements.

(c)           Except as to those plans identified in Section 6.11 of the Yadkin Valley Disclosure Memorandum as Company Plans intended to be qualified under Section 401(a) of the Internal Revenue Code (the “Company Qualified Plans”), no member of the Company Group maintains a Company Plan which meets or was intended to meet the requirements of Section 401(a).  As to each Company Qualified Plan, the Internal Revenue Service has issued favorable determination letter(s) to the effect that such Company Qualified Plan is a tax-qualified plan in form and that any related trust is exempt from taxation, and such determination letter(s) remain in effect and have not been revoked or, in the alternative, the Internal Revenue Service has issued favorable determination letter(s) to the effect that the prototype plan under which such Company Qualified Plan has been adopted is a tax-qualified plan in form and that any related trust is exempt from taxation, and that Yadkin Valley may rely upon such favorable determination letter(s) and, to Yadkin Valley’s Knowledge, such favorable determination letter(s) remain in effect and have not been revoked.  Copies of the most recent favorable determination letters and any outstanding requests for a favorable determination letter with respect to each Company Qualified Plan, if any, have been delivered to YVB.  Except as set forth in Section 6.11 of the Yadkin Valley Disclosure Memorandum, no Company Qualified Plan has been amended since the issuance of each respective most recent favorable determination letter.  The Company Qualified Plans currently comply in form with the requirements under Internal Revenue Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required.  No issue concerning qualification of the Company Qualified Plans is pending before or is threatened by the Internal Revenue Service.  The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Internal Revenue Code Section 401(a).  No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts.  Prior to the Closing Date, any Company Qualified Plan which is required to satisfy Internal Revenue Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and has satisfied, or will satisfy, the requirements of, such Sections of the Internal Revenue Code for each plan year ending prior to the Closing Date.

(d)           Each member of the Company Group is in compliance in all material respects with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, Participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Law.

(e)           No termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

(f)            No member of the Company Group maintains an “employee benefit pension plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

(g)           No member of the Company Group has any remaining Liability under any previously maintained Company Plan, whether maintained as a written or unwritten, formal or informal arrangement.

(h)           Each member of the Company Group has made full and timely payment of, or has accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Law and Contracts to be paid as a contribution to each Company Plan.

(i)            No member of the Company Group has any obligation or Liability to contribute or has contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(j)            No member of the Company Group nor any other “disqualified person” or “party in interest” (as defined in Internal Revenue Code Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any “prohibited transaction” (as defined in Internal Revenue Code Section 4975 or ERISA Section 406).  All members of the Company Group and all fiduciaries with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404.  No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Internal Revenue or a fine under ERISA.

(k)           No member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.

(l)            Except as set forth in Section 6.11(l) of the Yadkin Valley Disclosure Memorandum, no member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in Internal Revenue Code Section 280G(b) (determined without regard to Internal Revenue Code Section 280G(b)(2)(A)(ii)).

(m)          Other than routine claims for benefits, to the Knowledge of Yadkin Valley, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

(n)           Except as disclosed in Section 6.11(n) of the Yadkin Valley Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, parachute payments or otherwise) becoming due to any person, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefit.

(o)           Except as disclosed in Section 6.11(o) of the Yadkin Valley Disclosure Memorandum, other than health continuation coverage required by COBRA, no member of the Company Group has any obligation to any retired or former employee, director or other service provider or any current employee, director or other service provider upon retirement or termination of employment under any Company Plan respecting health and/or death benefits.

(p)           The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) maintained by the Company Group for present or former directors, employees or other service providers have been fully and accurately reflected on the Yadkin Valley Financial Statements to the extent required by and in accordance with GAAP.

(q)           Each nonqualified plan of deferred compensation, within the meaning of Section 409A of the Internal Revenue Code, maintained by one or more members of the Company Group has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits thereunder in accordance with the terms of such plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

(r)            The members of the Company Group, or any successor entity, may terminate any Company Plan prospectively at any time without further Liability to any member of the Company Group or the successor entity, including, without limitation, any additional contributions, penalties, premiums, fees, surrender charges, market value adjustments or any other charges as a result of such termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Yadkin Valley Financial Statements.

(s)           Since March 31, 2007, except as disclosed in Section 6.11 of the Yadkin Valley Disclosure Memorandum, no member of the Company Group has (i) increased the rate of compensation payable or to become payable to any director, employee or other service provider of the Company Group, other than in the ordinary course of business and consistent with past practice; (ii) amended or entered into any employment, severance, change in control or similar Contract with any such director, employee or other service provider; (iii) paid or agreed to pay any bonuses or other compensation, other than in the ordinary course of business and consistent with past practice, to any such director, employee or other service provider; (iv) amended any Company Plan, other than any amendment required by Law; (v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan; or (vi) terminated any existing Company Plan.

6.12         Legal Proceedings.  Except as disclosed in Section 6.12 of the Yadkin Valley Disclosure Memorandum, there is no Litigation instituted, pending or threatened to the Knowledge of Yadkin Valley (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against Yadkin Valley, or against any employee benefit plan of Yadkin Valley, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against  Yadkin Valley.  Section 6.12 of the Yadkin Valley Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which Yadkin Valley is a party and that names Yadkin Valley as a defendant or cross-defendant or for which Yadkin Valley has any potential Liability in excess of $50,000.

6.13         Tax and Regulatory Matters.  Yadkin Valley has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance that is reasonably likely, to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal

Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.13(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.14         Internal Accounting.  Yadkin Valley maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain Asset and Liability accountability, (iii) access to Assets or incurrence of Liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for Assets and Liabilities is compared with the existing Assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference.

6.15         Board Recommendation.  The Board of Directors of Yadkin Valley, at a meeting duly called and held, has by a vote of the directors present (who constituted all of the directors then in office) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of its shareholders and adopted this Agreement.

6.16         Reports.  Since January 1, 2002, each Yadkin Valley Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that is was required to file with Regulatory Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective date, each such report, statement, and document, did not, in all material respects, contain any untrue statement of fact or omit to state a material fact required to be stated therein or necessary to make the statement made therein, in light of the circumstances under which they were made, not misleading.

6.17         Certain Actions.  No Yadkin Valley Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b).

6.18         Available Funds.  Yadkin Valley has available to it, or as of the Effective Time will have available to it, all funds necessary for the payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

6.19         Statements True and Correct.

(a)           No statement, certificate, instrument, or other writing furnished or to be furnished by any Yadkin Valley or YVB  or any Affiliate thereof to Cardinal pursuant to this Agreement or any other document, agreement, or instrument referred to herein, when considered as a whole and subject to all materiality and knowledge qualifiers, exclusions, limitations and references to the Cardinal Disclosure Memorandum, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           None of the information supplied or to be supplied by any Yadkin Valley Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Yadkin Valley with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  None of the information supplied by the Yadkin Valley Entity or any Affiliate thereof for inclusion in the Registration Statement to be mailed to Cardinal’s shareholders in connection with the Cardinal Shareholders Meeting, and any other documents to be filed by any Yadkin Valley Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Registration Statement, when first mailed to the shareholders of Cardinal be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Cardinal Shareholders Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Cardinal Shareholders Meeting.

(c)           All documents that any Yadkin Valley Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1           Affirmative Covenants of Each Party.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, or otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and material Assets and maintain its rights and franchises, and (c) take no action that would (i) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2           Negative Covenants of Cardinal.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of YVB shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Cardinal covenants and agrees that it will not do or agree or commit to do or permit any Cardinal Entity to agree or commit to do any of the following:

(a)           amend the Articles of Incorporation, Bylaws or other governing instruments of  Cardinal; or

(b)           incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of business of Cardinal  consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Cardinal Asset, of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, Bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Cardinal Disclosure Memorandum); or

(c)           repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of Cardinal’s capital stock, or declare or pay any dividend or make any other distribution in respect of Cardinal’s capital stock; or

(d)           issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Cardinal Common Stock or any other capital stock of Cardinal, or any stock appreciation rights, or any option, warrant, or other Equity Right (except pursuant to the exercise of currently outstanding stock options to the extent not restricted as contemplated by Section 3.5(e)); or

(e)           adjust, split, combine or reclassify any shares of Cardinal Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Cardinal Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f)            except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of North Carolina, or any subdivisions thereof or other securities in the ordinary course of business and consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g)           (i) increase the rate of compensation payable or to become payable to any director, employee or other service provider of the Company, other than in the ordinary course of business and consistent with past practice; (ii) except as otherwise specifically agreed herein, amend or enter into any employment, severance, change in control or similar Contract with any such director, employee or other service provider; (iii) pay or agree to pay any bonuses or other compensation, other than in the ordinary course of business and consistent with past practice, to any such director, employee or other service provider; (iv) amend any Company Plan, other than any amendment required by Law; (v) adopt any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan; or (vi) terminate any existing Company Plan; or

(h)           make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(i)            commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Cardinal Entity for over $50,000 in money damages or any restrictions upon the operations of Cardinal; or

(j)            except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $50,000.

(k)           make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit with an unpaid balance of less than $1,000,000, in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of Cardinal’s deposits and other Liabilities;

(l)            except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Cardinal or YSB, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(m)          restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(n)           make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(o)           establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 9 not being satisfied or in a violation of any provision of this Agreement;

(q)           knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

(r)            agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 7.2;

(s)           take any action to or fail to take any action that will cause or permit Cardinal’s net shareholders’ equity at the Effective Time to be less than the amount reported in Cardinal’s April 2007 month-end financial report except as may be required by GAAP;

(t)            take any action to or fail to take any action that will cause or permit the Allowance to be less than 1.10% of loans and leases and other credits except as may be required by GAAP; or

(u)           take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

7.3           Negative Covenants of Yadkin Valley and YVB.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Yadkin Valley and YVB, or unless the prior written consent of Cardinal shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, each of Yadkin Valley and YVB covenants and agrees that it will not do or agree or commit to do any of the following:

(a)           amend the Articles of Incorporation or  Bylaws of  Yadkin Valley or YVB; or

(b)           make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(c)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 9 not being satisfied or in a violation of any provision of this Agreement;

(d)           knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

(e)           agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 7.2;

(f)            take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

7.4           Adverse Changes in Condition.  Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Cardinal Material Adverse Effect or an YVB or Yadkin Valley Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5           Reports.  Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6           Loan Portfolio Review.  YVB shall have the right to perform due diligence reviews of the Cardinal’s lending activities at 45-day intervals between the date of this Agreement and the Effective Date.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1           Shareholder Approvals.

(a)           Cardinal will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, Cardinal will take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold the Cardinal Shareholder Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.

(b)           Neither the Board of Directors of Cardinal nor any committee thereof shall (i) except as expressly permitted by this Section, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Yadkin Valley, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Cardinal to enter into any letter of intent, agreement in principle, acquisition agreement, or other document, instrument, or agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal.  Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the holders of Cardinal Common Stock, the Board of Directors of Cardinal determines in good faith that it has received a Superior Proposal and, after receipt of a written opinion from outside counsel, that the failure to accept the Superior Proposal would be reasonably likely to result in the Board of Directors of Cardinal breaching its fiduciary duties to Cardinal shareholders under applicable Law, the Board of Directors of Cardinal may (subject to this and the following sentences) inform Cardinal shareholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this Section) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger) (a “Subsequent Determination”), but only at a time that is after the fifth Business Day following Yadkin Valley’s receipt of written notice from Cardinal advising Yadkin Valley that the Board of Directors of Cardinal has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the Person making such Superior Proposal, and stating that Cardinal intends to make a Subsequent Determination.  After providing such notice, Cardinal shall provide Yadkin Valley reasonable opportunity during this five Business Day period to make such adjustments in the terms and conditions of this Agreement as would enable Cardinal to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time.

8.2           Yadkin Valley Registration Statement.

(a)           Yadkin Valley will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the issuance of Yadkin Valley Common Stock to the holders of Cardinal Common Stock pursuant to the Merger.  Yadkin Valley shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Yadkin Valley Common Stock under the Securities Laws of such jurisdictions as may be required,  and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.  As a result of the registration of the issuance of Yadkin Valley Common Stock, such stock shall be freely tradable by the shareholders of Cardinal except to the extent that the transfer of any shares of Yadkin Valley Common Stock received by shareholders of Cardinal is subject to the provisions of Rule 145 under the Securities Act.  Cardinal and its counsel shall have the opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b)           Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to the Cardinal shareholders for approval.  Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.  None of the information to be supplied by Cardinal for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the Cardinal shareholders and at the time of the Cardinal shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by either Party with respect to statements made or incorporated by reference therein based on information supplied by the other Party for inclusion or incorporation by reference in the Proxy Statement.

8.3           Applications.  YVB shall prepare and file, and Cardinal shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.  The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.  By Closing, Yadkin Valley shall file such notifications and other materials (and shall pay such fees) as shall be required for the listing on the Nasdaq Global Select Market of the shares of Yadkin Valley Common Stock to be issued to Cardinal’s shareholders pursuant to the Merger.

8.4           Filings with State Offices.  Upon the terms and subject to the conditions of this Agreement, YVB shall execute and file the Articles of Merger with the Secretary of State of North Carolina in connection with the Closing.

8.5           Agreement as to Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement.  Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.  The Parties agree to schedule the Closing no later than the 10 Business Days following the later of the Regulatory Approval Date and the receipt of the shareholder approval required by Section 9.1(a) below (the “Scheduled Closing Date”).

8.6           Investigation and Confidentiality.

(a)           Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.  No investigation by a Party shall affect the representations and warranties of the other Party.

(b)           Each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c)           Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Cardinal Material Adverse Effect or an Yadkin Valley or YVB Material Adverse Effect, as applicable.

8.7           No Solicitations.

(a)           Except as contemplated by Section 8.1(b) and Section 8.7(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, Cardinal  shall not, and shall use its best efforts to ensure that its directors, officers, employees, advisers and agents shall not, directly or indirectly, without the prior written approval of Yadkin Valley:

(i)            solicit, initiate or authorize inquiries, discussions, negotiations, or submissions of proposals with respect to, furnish any information regarding, enter into any Contract with respect to or participate in any Acquisition Proposal;

(ii)           knowingly provide or furnish any nonpublic information about or with respect to Cardinal; or

(iii)          withdraw its recommendation to the Cardinal shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b)           Cardinal shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify YVB immediately if any such inquiries or proposals are received by it, any such information is requested from it, or to Cardinal’s Knowledge,  any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c)           Nothing contained in this Section 8.7 shall prohibit any officer or director of Cardinal from taking any action that the Board of Directors of Cardinal shall determine in good faith, after consultation with legal counsel, is required by law or is required to discharge his or her fiduciary duties to Cardinal and its shareholders.

(d)           Cardinal shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted with respect to any Acquisition Transaction.

(e)           Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof, including but not limited to the identity of the Person making the offer, proposal, inquiry or request and the terms of such offer, proposal, inquiry or request, and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.8           Press Releases.  Prior to the Effective Time, Cardinal and YVB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transactions contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.9           Tax Treatment.  Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10         Charter Provisions.  Cardinal shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under Cardinal’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of Yadkin Valley or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Cardinal that may be directly or indirectly acquired or controlled by them.

8.11         Agreement of Affiliates.  Cardinal has disclosed in Section 8.10 of the Cardinal Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of Cardinal for purposes of Rule 145 under the Securities Act.  Cardinal shall cause each such Person to deliver to YVB not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B.

8.12         Directors’ and Officers’ Liability Insurance.   Immediately prior to the Effective Time,  Cardinal shall purchase “tail” coverage, effective at the Effective Time, under and in the same amount of coverage, and insuring the same Persons as is provided by Cardinal’s then current directors’ and officers’ liability insurance policy for a period not to exceed six years.  Following the Effective Time, Yadkin Valley may substitute a policy or policies with at least the same coverage and amounts and with terms and conditions that are no less advantageous.

8.13         Employee Benefits and Contracts.

(a)           Following the Effective Time, YVB shall provide generally to officers and employees of Cardinal (who continue employment with Yadkin Valley or any of its Subsidiaries, other than any officer or employee who agrees in writing to alternative arrangements) employee benefits on terms and conditions which are substantially similar to and no less favorable than those then currently provided by YVB to its other similarly situated officers and employees.  For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with the Cardinal Entities prior to the Effective Date shall be counted.   If YVB shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more employees of a Cardinal Entity participated immediately prior to the Effective Time (a “Company Health Plan”), YVB shall use its best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such employee’s participation in the Company Health Plan prior to the Effective Time for purposes of applying any waiting period and/or pre-existing condition limitations set forth therein; and, if such transition occurs during the middle of the plan year for such a Company Health Plan, to give credit towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan for any deductible amounts and co-payments previously paid by any such employee respecting his or her participation in that Company Health Plan during that plan year prior to the Effective Time.  At the request of YVB, Cardinal will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by Cardinal that is intended to be qualified under Section 401(a) of the Internal Revenue Code.  Notwithstanding anything in this Agreement to the contrary, (i) no provision of this Agreement (A) shall constitute, or be considered or interpreted to constitute, an employee benefit plan or other arrangement, a provision of any employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, a commitment to amend an employee benefit plan or other arrangement, or (B) shall otherwise provide any employee or other service provider any rights or entitlements under this Agreement, including, without limitation, in respect of any employee benefit plan or other arrangement, and (ii) no employee, service provider or other third party shall be entitled to claim any right, entitlement or other benefit under or in relation to this Agreement.

(b)           Simultaneously herewith, (i) John W. Mallard, Jr. shall have entered into an employment agreement with YVB in the form of Exhibit D-1; (ii) Wendy B. Wagner shall have entered into Consulting and Noncompete Agreements with YVB in the forms of Exhibits D-2 (iii) Messrs. Mallard, Parker, and Bass and Ms. Wagner shall entered into Settlement and Termination Agreement in the forms of Exhibits D-3, D-4, D-5 and D-6, respectively.  These agreements shall become effective at the Effective Time and shall replace their existing employment agreements, which shall terminate and have no further force or effect.  Immediately prior to Closing and as set forth in these new agreements, Messrs. Mallard, Parker, and Bass and Ms. Wagner shall terminate all existing compensation agreements in exchange for payments from Cardinal as set forth in such agreements so long as such payments do not constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code.

8.14         Directors.  At the Effective Time, Yadkin Valley will cause two individuals who are currently in office as a director of Cardinal at the Effective Time, to be appointed a director of Yadkin Valley.  If one or more of these named directors is not in office as a director of Cardinal at the Effective Time, Yadkin Valley will appoint another director of Cardinal in office at the Effective Time, as selected by the Presidents of Yadkin Valley and Cardinal, to serve as a director of Yadkin Valley; provided that not more than two former Cardinal directors shall be appointed to the Board of Yadkin Valley at the Effective Time (each a “Continuing Director”).  Each Continuing

Director’s continued service as a director of Yadkin Valley will be subject to the normal nomination and election processes.  Each member of the Board of Directors of Cardinal serving at the Effective Time who will not serve as a Continuing Director shall be appointed to serve on the advisory board of YVB for the Durham County region of North Carolina (“Advisory Director”).  Each such Advisory Director who agrees not to serve as a director, officer, employee or consultant to an entity reasonably deemed to compete with Yadkin Valley or YVB and enters into an Advisory Board Service Agreement substantially in the form of Exhibit E, shall be entitled to receive from YVB, for the three years following the Effective Time, fees in an amount equal to $150 per quarterly meeting.

8.15         Officers.  At the Effective Time, YVB will cause John Mallard to be appointed as the Regional President of the Cardinal State Bank division of Yadkin Valley Bank and Trust Company.

8.16         Deferred Compensation Plan.  As soon as practicable, Cardinal shall provide such evidence as YVB may reasonably request regarding whether each Executive and Director Deferred Compensation Agreement (each, a “DCA”) meets the requirements of applicable Law (including, without limitation, the Internal Revenue Code and ERISA) with regard to all applicable documentation, operation and administration.  Such evidence may include, without limitation, affidavits signed by Cardinal employees and officers regarding the accuracy of such evidence.  If YVB is reasonably satisfied that such evidence supports a conclusion that an applicable DCA meets all such requirements of applicable Law, then Cardinal shall appropriately cause each such DCA to be appropriately amended, prior to the earlier of December 31, 2007 or the Closing, to conform to all of the applicable requirements of Internal Revenue Code Section 409A, and shall appropriately cause all accruals (both participant elective deferrals and matching contributions) to cease as of the date which immediately precedes the Closing.  If YVB cannot be reasonably satisfied that an applicable DCA does not meet all of such requirements of applicable Law, then, prior to the  Closing, Cardinal shall appropriately cause each DCA to be completely terminated, appropriately cause all amounts accrued thereunder to be paid to the applicable individual for whose benefit such applicable DCA accruals have arisen (together with applicable earnings thereon) less applicable Taxes, and appropriately cause all Taxes in relation thereto to be paid in full.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1           Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by all Parties pursuant to Section 11.6:

(a)           Shareholder Approval.  The shareholders of Cardinal shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b)           Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)           Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Cardinal Material Adverse Effect or an Yadkin Valley or YVB Material Adverse Effect, as applicable.  No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)           Legal Proceedings.  No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e)           Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Yadkin Valley Common Stock issuable pursuant to the Merger shall have been received.

(f)            Tax Matters.  Each Party shall have received a written opinion of counsel from Nelson Mullins Riley & Scarborough, LLP, in form and to the effect reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of Cardinal Common Stock for Yadkin Valley Common Stock will not give rise to gain or loss to the shareholders of Cardinal with respect to such exchange (except to the extent of any cash received).

9.2           Conditions to Obligations of Yadkin Valley Bank and Trust Company.  The obligations of Yadkin Valley and YVB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by YVB pursuant to Section 11.6(a):

(a)           Representations and Warranties.  For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Cardinal set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount).  There shall not exist inaccuracies in the representations and warranties of Cardinal set forth in this Agreement (including the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Cardinal Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)           Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Cardinal to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Certificates.   Cardinal shall have delivered to YVB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Cardinal, Section 9.2(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Cardinal’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Yadkin Valley, YVB and its counsel shall request.

(d)           Section 280G Opinion.  Cardinal shall have delivered to YVB an opinion or other form of confirmation in form satisfactory to counsel for Yadkin Valley from Cardinal’s special counsel, analyzing which amounts to be paid to Messrs. Mallard, Parker, and Bass and Ms. Wagner as described in Section 8.13(b) must be included in the computation of parachute payments within the meaning of Section 280G of the Internal Revenue Code.

(e)           Opinion of Counsel.  Cardinal shall have delivered to YVB an opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, LLP dated as of the Closing Date, covering those matters set forth in Exhibit F hereto, in form satisfactory to counsel for Yadkin Valley.

(f)            Affiliate Agreements.  YVB shall have received from each director of Cardinal the affiliate’s letter referred to in Section 8.11, which shall include a written agreement from each such director confirming and agreeing to the surrender or roll-over of such director’s options as described in Section 3.5(e) above.

(g)           Negative Covenants.  Cardinal’s net shareholders’ equity at the Effective Time (calculated in accordance with GAAP) shall not be less than the amount reported in Cardinal’s April 2007 month-end financial report.

(h)           Material Adverse Change.  There shall not have occurred any Cardinal Material Adverse Effect.

9.3           Conditions to Obligations of Cardinal.  The obligations of Cardinal to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Cardinal pursuant to Section 11.6(b):

(a)           Representations and Warranties.  For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Yadkin Valley and YVB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount).  There shall not exist inaccuracies in the representations and warranties of Yadkin Valley and YVB set forth in this Agreement (including the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Yadkin or YVB Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)           Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Yadkin Valley and YVB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Certificates.  YVB shall have delivered to Cardinal (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to YVB, Section 9.3(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Yadkin Valley’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Cardinal and its counsel shall request.

(d)           Opinion of Counsel.  YVB shall have delivered to Cardinal an opinion of Nelson Mullins Riley & Scarborough, LLP, counsel to Yadkin Valley and YVB, dated as of the Closing Date, covering those matters set forth in Exhibit G hereto, in form satisfactory to counsel for Cardinal.

(e)           Opinion of Financial Advisor.  Cardinal has received the opinion of The Orr Group, dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Cardinal Common Stock is fair, from a financial point of view, to such holders.

(f)            Material Adverse Change.  There shall not have occurred any Yadkin Valley or YVB Material Adverse Effect.

ARTICLE 10

TERMINATION

10.1         Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Cardinal, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           By mutual written consent of the Boards of Directors of Yadkin Valley and Cardinal; or

(b)           By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Cardinal Material Adverse Effect or an Yadkin Valley or YVB Material Adverse Effect, as applicable, on the breaching Party; or

(c)           By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Cardinal fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)           By the Board of Directors of either Party in the event that the Merger shall not have been consummated by February 28, 2008,  if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)           By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)            By the Board of Directors of Yadkin Valley if the Board of Directors of Cardinal:

(i)            shall withdraw, modify or change its recommendation to the Cardinal shareholders with respect to this Agreement or the Merger, cancel the meeting in which the shareholders will vote on such Agreement, or shall have resolved to do any of the foregoing; or

(ii)           either recommends to the Cardinal shareholders or affirmatively approves any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(g)           By the Board of Directors of Cardinal if Cardinal receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of  Cardinal determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to  Cardinal’s shareholders than the transactions contemplated by this Agreement; or

(h)           By the Board of Directors of Yadkin Valley if the holders of more than 10% in the aggregate of the Outstanding Cardinal Shares vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the NCBCA; or

(i)            By Cardinal at any time during the three Business Day period ending two Business Days prior to the Scheduled Closing Date, if the Final Yadkin Valley Stock Price average is less than $15.36.

10.2         Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, 10.3, and Article 11 and Section 8.5(b) shall survive any such termination and abandonment.

10.3         Termination Payment. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(b) (if due to a breach by Cardinal of the representations, warranties, or covenants provided for in Section 5.27, 8.5, or 8.7), 10.1(f) or 10.1(g), then Cardinal (or its successor) shall pay or cause to be paid to Yadkin Valley immediately upon demand a termination payment of $1,750,000 payable in same day funds.  The Parties acknowledge that the agreements contained in this Article 10 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Cardinal fails to pay promptly the fee payable by it pursuant to this Section 10.3, then Cardinal shall pay to Yadkin Valley its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such fee.

ARTICLE 11

MISCELLANEOUS

11.1         Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” shall have the meaning as set forth in the Section 8.1(b) of the Agreement.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean:  (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of Cardinal, or the beneficial ownership or 15% or more of any class of Cardinal capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Cardinal capital stock.

“Affiliate” of a Person shall mean:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall have the meaning as set forth in the Section 5.10 of the Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956.

“Business Bay” or “Business Days” shall mean those days when banks in North Carolina are open for business.

“Cardinal” shall mean Cardinal State Bank, a North Carolina banking corporation.

“Cardinal Certificates” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Cardinal Common Stock” shall mean the $5.00 par value common stock of Cardinal, and shall include all equity interests in the Cardinal which include, all rights to receive equity interests in the Cardinal, all rights to receive payments that are derivative of the value of equity interests in the Cardinal, and all promises to issue any of the foregoing, whether written or unwritten, including without limitation, phantom stock, options, warrants, other derivatives and promises to issue any of the foregoing.

“Cardinal Contracts” shall have the meaning as set forth in Section 5.17 of the Agreement.

“Cardinal Disclosure Memorandum” shall mean the written information entitled “Cardinal Disclosure Memorandum” delivered prior to the date of this Agreement to YVB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.  Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Cardinal Entities” shall mean, collectively, Cardinal and all Cardinal Subsidiaries.

“Cardinal Financial Advisor” means The Orr Group.

“Cardinal Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Cardinal as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Cardinal as of March 31, 2007, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by Yadkin Valley to Cardinal prior to execution of this Agreement.

“Cardinal Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the Cardinal Entities, taken as a whole, or (ii) the ability of Cardinal to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, (c) actions and omissions of Cardinal taken with the prior informed written Consent of Yadkin Valley in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of the Cardinal Entities, including expenses incurred by Cardinal in consummating the transactions contemplated by this Agreement.

“Cardinal Securities Reports” shall have the meaning as set forth in Section 5.5 of the Agreement.

“Cardinal Shareholders Meeting” shall mean the meeting of the shareholders of Cardinal to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

“Cardinal Subsidiaries” shall mean the Subsidiaries of Cardinal and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Cardinal in the future and held as a Subsidiary by Cardinal at the Effective Time.

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disqualified Person” shall have the meaning as set forth in Section 5.16(j) of the Agreement.

“Dissenting Shares” shall have the meaning as set forth in Section 3.1(c) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employee Benefit Plan”  as outlined in Section 5.16, means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”) by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Agent” shall have the meaning as set forth in Section 3.2 of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(c) of the Agreement, subject to adjustments pursuant to Section 10.1(i) of the Agreement.

“Exhibits” A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“Final Yadkin Valley Stock Price” shall mean the average of the closing sale prices of Yadkin Valley Common Stock as reported on the Nasdaq Global Select Market during the Measurement Period; provided, however, that in the event Yadkin Valley Common Stock does not trade on any one or more of the trading days during the Measurement Period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Yadkin Valley Common Stock actually traded during the Measurement Period.

“GAAP” shall mean accounting principles generally accepted in the United States, consistently applied during the periods involved and in the immediately preceding comparable period.

“Group” shall have the meaning as set forth in Section 5.16(a) of the Agreement.

“Hazardous Material(s)” shall mean any substance or material, whether solid, liquid or gaseous in concentration, quantity or location (i) which is listed, defined or is regulated as a “hazardous substance,” “hazardous waste,” “hazardous constituent,” “contaminant,” “medical waste,” “infectious waste” or “solid waste,” or otherwise classified as a hazardous, toxic, or regulated substance, in or pursuant to any Environmental Law; (ii) which is, or is regulated because it contains, lead, asbestos, radon, methane, infectious matter or waste, carcinogenic, mutagenic, pathogenic organism(s), fomites, polychlorinated biphenyl, perchlorate, any perfluorooctanoic acid or any substance similar to perfluorooctanoic acid, any polybrominated diphenyl ether, bisphenol A, BPA, hexabromobiphenyl, lindane, perfluorooctane, 1,4-dioxane, 1,2,3-trichloropropane, urea formaldehyde foam insulation, any actual or suspected “endocrine-disruptor” that mimics or blocks hormones or effects, impacts or interferes with a human endocrine system, any explosive or radioactive material, unexploded ordinance, fuel, natural or synthetic gas, motor fuel, petroleum product or constituent, or other hydrocarbons; or (iii) which causes or poses a threat to cause personal injury, property damage, diminution in value, contamination, danger, pollution, a nuisance, or a hazard to any Asset, any property, the Environment, or to the health or safety of persons or property.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 5.23 of the Agreement.

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, and each executive or other vice president of such Person.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the Banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” , other than as defined in Section 5.17 of the Agreement, for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Period” shall mean the 15 consecutive trading days ending six Business Days prior to the “Scheduled Closing Date”.

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(c) of the Agreement.

“NCBCA” shall mean the North Carolina Business Corporation Act.

“Non-Compete Agreement” shall have the meaning as set forth in Section 9.2(g) of the Agreement.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Cardinal, Yadkin Valley or YVB, and “Parties” shall mean Cardinal, Yadkin Valley and YVB.

“Party in Interest” shall have the meaning as set forth in Section 5.16(j) of the Agreement.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any

Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Prohibited Transaction” shall have the meaning as set forth in Section 5.16(j) of the Agreement.

“Proxy Statement” shall mean the proxy statement used by Cardinal to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Yadkin Valley relating to the issuance of the Yadkin Valley Common Stock to holders of Outstanding Cardinal Shares.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Yadkin Valley under the Securities Act with respect to the shares of Yadkin Valley Common Stock to be issued to the shareholders of Cardinal in connection with the transactions contemplated by this Agreement.

“Regulatory Approval Date” shall mean the date upon which all mandatory waiting periods have expired following the filing and notification of the approval order of the Merger by the FDIC or the North Carolina Banking Commission, whichever is later.

“Regulatory Authorities” shall mean, collectively, the SEC, the FDIC, the North Carolina Banking Commission, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsequent Determination” shall have the meaning as set forth in Section 8.1(b) of the Agreement.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the Assets and Liabilities of, the Cardinal Entities and (ii) with respect to which the Board of Directors of Cardinal (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisor) to be more favorable to Cardinal’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Cardinal, after obtaining the advice of Cardinal’s Financial Advisor, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Yadkin Valley in response to such Acquisition Proposal).

“Surviving Entity” shall mean Yadkin Valley Bank and Trust Company as the surviving banking corporation in the Merger.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

(b)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a Taxing Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other governmental authority responsible for the administration of any Tax.

“Termination Payment” shall have the meaning as set forth in Section 10.3 of the Agreement.

“Yadkin Valley Common Stock” shall mean the $1.00 par value common stock of Yadkin Valley.

“Yadkin Valley Entities” shall mean, collectively, Yadkin Valley and all Yadkin Valley Subsidiaries.

“Yadkin Valley Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Yadkin Valley as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by Yadkin Valley in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Yadkin Valley as of March 31, 2007, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by Yadkin Valley to Cardinal prior to execution of this Agreement.

“Yadkin Valley or YVB Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Yadkin Valley and its Subsidiaries, taken as a whole, or (ii) the ability of Yadkin Valley to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Yadkin Valley (or any of its Subsidiaries) taken with the prior informed written Consent of Cardinal in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Yadkin Valley, including expenses incurred by Yadkin Valley in consummating the transactions contemplated by this Agreement.

“Yadkin Valley Securities Reports” shall have the meaning as set forth in Section 6.5 of the Agreement.

“Yadkin Valley Subsidiaries” shall mean the Subsidiaries of Yadkin Valley and any corporation, bank, or other organization acquired as a Subsidiary of Yadkin Valley in the future and held as a Subsidiary by Yadkin Valley at the Effective Time.

“YVB” shall mean Yadkin Valley Bank and Trust Company, which is a North Carolina banking corporation and wholly owned Subsidiary of the Buyer.

11.2         Expenses.  Whether or not this Agreement shall be terminated or the Merger shall be consummated, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.  For purposes of this Agreement, expenses associated with the printing and mailing of the Proxy Statement/Prospectus described in Section 9.1(f) shall be deemed to have been incurred by Yadkin Valley and Cardinal equally.

11.3         Brokers and Finders.  Except for The Carson Medlin Company, as engaged by Yadkin Valley, and The Orr Group, engaged by Cardinal, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.  In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Cardinal or by Yadkin Valley, each of Cardinal and Yadkin Valley, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4         Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5         Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Cardinal Common Stock, there shall be made no amendment that under North Carolina law requires further approval by such shareholders without the further approval of such shareholders.

11.6         Waivers.

(a)           Prior to or at the Effective Time, Yadkin Valley as YVB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by a Cardinal Entity, to waive or extend the time for the compliance or fulfillment by a Cardinal Entity of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Yadkin Valley and YVB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law, and except as to Section 368(a) of the Internal Revenue Code.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Yadkin Valley.

(b)           Prior to or at the Effective Time, Cardinal, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by an Yadkin Valley Entity, to waive or extend the time for the compliance or fulfillment by an Yadkin Valley Entity of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Cardinal under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law, and except as to Section 368(a) of the Internal Revenue Code.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Cardinal.

(c)           The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7         Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8         Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Cardinal:		Cardinal State Bank
3710 University Drive Suite 100
Facsimile: (919) 403-2783
Durham, NC 27707

	Attention:	John W. Mallard, Jr., President
and Chief Executive Officer

With a copy to:		Robert A. Singer, Esq.
Brooks, Pierce, McLendon, Humphrey & Leonard, LLP
2000 Renaissance Plaza
Post Office Box 26000
Greensboro, NC 27420
Facsimile (336) 378-1001

Overnight address:
Robert A. Singer Esq.
Brooks, Pierce McLendon, Humphrey & Leonard, LLP
Suite 2000 230 North Elm Street
Greensboro, NC 27401

Yadkin Valley and YVB:		Yadkin Valley Financial Corporation
209 North Bridge Street
Facsimile: (336) 835-8858
Elkin, North Carolina 28621

	Attention:	William A. Long, President
and Chief Executive Officer

With a copy to:		Neil Grayson, Esq.
Nelson Mullins Riley & Scarborough, LLP
104 South Main Street, Suite 900
Greenville, South Carolina 29601
Facsimile (864) 250-2359

11.9         Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to any applicable conflicts of Laws.

11.10       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11       Captions; Articles and Sections.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12       Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise.  No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13       Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

YADKIN VALLEY FINANCIAL CORPORATION

By:
Name:
Title: President and Chief Executive Officer

YADKIN VALLEY BANK AND TRUST COMPANY

By:
Name:
Title: President and Chief Executive Officer

CARDINAL STATE BANK

By:
Name:
Title: President and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

AND MERGER AGREEMENT

(Intentionally Omitted)

A-1

EXHIBIT B

FORM OF AFFILIATE AGREEMENT

Yadkin Valley Financial Corporation

Attention:  President and Chief Executive Officer

Ladies and Gentlemen:

The undersigned is a shareholder of Cardinal State Bank (“Cardinal”), a North Carolina banking corporation, whose deposits are and will at the Effective Time by insured by the FDIC.  Cardinal is located in Durham, North Carolina, and will become a shareholder of Yadkin Valley Financial Corporation (“Yadkin Valley”) pursuant to the transaction described in the Agreement and Plan of Merger, dated as of June 14, 2007 (the “Agreement”), by and among Cardinal,  Yadkin Valley and  Yadkin Valley Bank and Trust (“YVB”).  Under the terms of the Agreement, Cardinal will be merged into and with and into YVB, as a result of which the outstanding shares of the capital stock of Cardinal shall be converted into the right to receive shares of Yadkin Valley Common Stock and cash, and the shareholders of Cardinal shall become shareholders of Yadkin Valley (the “Merger”), and the shares of the $5.00 par value common stock of Cardinal (“ Cardinal Common Stock”) will be converted into and exchanged for shares of the $1.00 par value common stock of Yadkin Valley (“Yadkin Valley Common Stock”).  This Affiliate Agreement represents an agreement between the undersigned and Yadkin Valley regarding certain rights and obligations of the undersigned in connection with the shares of Yadkin Valley Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of Cardinal and the mutual covenants contained herein, the undersigned and Yadkin Valley hereby agree as follows:

1.             Vote on the Merger.  The undersigned agrees to vote all shares of Cardinal Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless Yadkin Valley is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Cardinal Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than Cardinal, if the undersigned determines, in good faith after consultation and upon receipt of a written opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2.             Restriction on Transfer.  The undersigned further agrees that he or she will not, without the prior written consent of Yadkin Valley, transfer any shares of Cardinal Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3.             Affiliate Status.  The undersigned understands and agrees that as to Cardinal the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (“Securities Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

4.             Covenants and Warranties of Undersigned.  The undersigned represents, warrants and agrees that Yadkin Valley has informed the undersigned that any distribution by the undersigned of Yadkin Valley Common Stock has not been registered under the Securities Act and that shares of Yadkin Valley Common Stock received pursuant to the Merger for a period of one year after the Effective Time can only be sold by the undersigned (i) following registration under the Securities Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the Securities Act might be available.  The undersigned understands that Yadkin Valley is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of Yadkin Valley Common Stock.

5.             Understanding of Restrictions on Dispositions.  The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Yadkin Valley Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for Cardinal.

6.             Filing of Reports by Yadkin Valley.  Yadkin Valley agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Yadkin Valley Common Stock issued to the undersigned pursuant to the Merger.

7.             Miscellaneous.  This Affiliate Agreement is the complete agreement between Yadkin Valley and the undersigned concerning the subject matter hereof.  Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties.  This Affiliate Agreement shall be governed by the laws of the State of North Carolina.

8.             Cardinal Stock Options.   The undersigned acknowledges that each current member of the Cardinal Board of Directors, with the exception of Harold Parker, has been asked to agree to cancel, immediately prior to the Effective Time, any options issued pursuant to the 2001 Cardinal Nonstatutory Stock Option Plan that are held by such Person as of the date hereof, in exchange for a cash payment at Closing equal to the Cash Consideration less the exercise price per share under such option, and Mr. Parker has been asked to agree to cancel, immediately prior to the Effective Time, any options issued pursuant to the 2001 Cardinal Incentive Stock Option Plan that are held by Mr. Parker as of the date hereof, in exchange for a cash payment at Closing equal to the Cash Consideration less the exercise price per share under such option.  The undersigned acknowledges that each current member of the Cardinal Board of Directors has been asked to agree not to exercise or transfer, prior to the Effective Time, any currently outstanding options issued pursuant to the 2001 Cardinal Nonstatutory Stock Option Plan, or the 2001 Cardinal Incentive Stock Option.  The undersigned hereby agrees to such restrictions to the extent applicable to the undersigned.

9.             Capitalized Terms.  Unless otherwise defined herein, all capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms in the Agreement.

This Affiliate Agreement is executed as of the       day of          , 2007.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of

                , 2007

YADKIN VALLEY FINANCIAL CORPORATION

Name:

Title:

EXHIBIT D-1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Yadkin Valley Bank and Trust Company, a North Carolina banking corporation (the “Employer”), Cardinal State Bank, a North Carolina banking corporation (“Cardinal”), and John W. Mallard, Jr., an individual resident of Durham, North Carolina (the “Officer”), as of this  14th day of June, 2007.

WHEREAS, the Officer is employed by Cardinal and possesses intimate knowledge of the business and affairs of Cardinal, and has acquired certain confidential information and data with respect to such entity;

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14, 2007 by and among Yadkin Valley Financial Corporation (the “Company”), the Employer, and Cardinal (the “Merger Agreement”), Cardinal will merge with and into the Employer (the “Merger”);

WHEREAS, the Officer is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the “Cardinal Employment Agreement”);

WHEREAS, the Officer is willing to terminate his interests and rights under the Cardinal Employment Agreement in consideration for entering into an employment agreement with the Employer and certain cash payments as set forth in the Settlement and Termination Agreement dated the date hereof and entered into among the parties hereof (the “Settlement and Termination Agreement”);

WHEREAS, the Employer desires to secure the continued services of the Officer in accordance herewith, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the “Merger Effective Date”);

WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement; and

WHEREAS, the Officer is willing to serve in the employ of the Employer on a full-time basis for the periods provided in this Agreement.

For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1.             Employment.  Commencing upon the Merger Effective Date and subject to Section 20 below, the Employer agrees to employ the Officer and the Officer agrees to accept employment upon the terms and conditions stated herein as the Regional President of the Cardinal State Bank division of the Employer.  The Officer shall render such administrative and management services to the Employer as are customarily performed by persons situated in a similar executive capacity.  The Officer shall promote the business of the Employer, including

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being active in at least one civic organization in Durham County, and perform such other duties as shall, from time to time, be reasonably assigned by the Board of Directors of the Employer (the “Board”) or the Chief Executive Officer of the Employer.  Upon the request from time to time of the Board or the Chief Executive Officer, the Officer shall disclose all business activities or commercial pursuits in which the Officer is engaged, other than Employer duties.

2.             Compensation.  The Employer shall pay the Officer during the term of this Agreement, as compensation for all services rendered by him to the Employer, a base salary at the rate of $172,800 per annum, payable in cash not less frequently than monthly.  The Board (or an appropriate committee of the Board) shall review the Officer’s performance and salary at least annually and may increase, but cannot decrease, the Officer’s base salary if it determines in its sole discretion that an additional increase is appropriate.  Participation in the Employer’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Section.  In the event of a Change in Control (as defined in Section 14), the Officer’s rate of salary shall be increased not less than 5% annually during the term of this Agreement.  Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Employer and the Officer.  The Officer agrees to reimburse Cardinal and Employer for any amounts required to be paid by the Employer to the Internal Revenue Service for taxes owed but not paid by the Officer on such payments.  The Employer may offset such amounts to be reimbursed against any amounts due to the Officer under this Agreement or otherwise, and the Officer hereby consents to any such offset or withholding.

3.             Discretionary Bonuses.  During the term of this Agreement, the Officer shall be entitled, in an equitable manner with all other key management personnel of the Employer, to such discretionary bonuses as may be authorized, declared and paid by the Board to the Employer’s key management employees.  All such bonuses authorized and declared by the Board shall be paid in cash at the latest within sixty days of the earlier of such authorization or declaration.  No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Board.

4.             Participation in Retirement and Employee Benefit Plans; Fringe Benefits.

(a)           The Officer shall be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, disability coverage, education, or other retirement or employee benefits that the Employer has adopted, or may from time to time adopt, for the benefit of its executive employees or for employees generally, subject to the eligibility rules of such plans and with the exception of medical coverage and group life insurance.

(b)           The Employer shall pay the expenses of the Officer for membership and dues in one country club and in one civic club in Durham, provided that the Officer shall be responsible for all personal expenses for use of these clubs.

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(c)           The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Employer’s executive employees, including the payment of reasonable expenses for continuing education to maintain professional designations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement.  Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Board, provided that the Officer shall be entitled to at least four weeks of paid vacation per year.  The Employer shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with his services on behalf of the Employer.  The Employer shall reimburse the Officer for such expenses within 30 days of the Officer’s notice to Employer of such expense.

(d)           The Employer shall provide for reasonable expenses associated with the ownership of the automobile used by the Officer as of the Merger Effective Date, including, but not limited to insurance, taxes, and maintenance; provided that the Officer shall be responsible for fuel expenses incurred with his personal use of the automobile.  The Employer shall reimburse the Officer for such expenses within 30 days of the Officer’s notice to the Employer of such expense.  Upon mutual agreement between the Officer and the Employer that this automobile should be replaced, the Employer shall provide a late model automobile as determined by the President for use by employees of the Cardinal State Bank division of the Employer, such use to be determined by or under the direction of the Officer.  The Employer shall provide for reasonable expenses associated with the ownership of such automobile, including, but not limited to insurance, taxes, and maintenance; provided that Employer shall not be responsible for fuel expenses incurred with any personal use of the automobile.

5.             Term.  The initial term of employment under this Agreement shall be for the period commencing upon the Merger Effective Date and ending three calendar years thereafter.  On each anniversary of the effective date of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the Employer or the Officer is received 90 days prior to an anniversary date advising the other that this Agreement shall not be further extended.

6.             Loyalty; Noncompetition.

(a)           The Officer shall devote his full efforts and entire business time to the performance of his duties and responsibilities under this Agreement.

(b)           During the Officer’s employment with the Employer, and for a period of 36 months thereafter, or during any period the Employer is paying the Officer severance under Sections 12 or 14 if longer than 36 months, the Officer agrees he will not, within Durham County, North Carolina, or within a 15-mile radius of any Employer office operated under the supervision of the Officer (the “Territory”), directly or indirectly, own, manage, operate, join, control, assist in the formation of, or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes (or, in the case of the formation of a new bank, will compete) with the Company or the Employer (a “Competing Business”) without the prior written consent of the Employer.  Notwithstanding the foregoing,

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the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to 5% of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the-counter market.

(c)           During the Officer’s employment with the Employer, and for a period of 36 months thereafter, or during any period the Employer is paying the Officer severance under Sections 12 or 14 if longer than 36 months, the Officer shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Officer’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Company or the Employer on the date of termination and with whom the Officer has had material contact.

(d)           During the Officer’s employment with the Employer, and for a period of 36 months thereafter, or during any period the Employer is paying the Officer severance under Sections 12 or 14 if longer than 36 months, the Officer shall not, either directly or indirectly, on the Officer’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Company or the Employer, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(e)           The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Section 6.  The Officer agrees that, in the event of a breach of this Section 6, injunctive relief enforcing the terms of this Section 6 is an appropriate remedy.  If the scope of any restriction contained in this Section 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.  The Officer and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 6(b), (c) and (d) as may be necessary to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Officer’s activities by Section 6 accomplishes the parties’ intent in relation to the then current facts and circumstances.  Any such amendment shall be effective only when completed in writing and signed by the Officer and the Employer.

7.             Ownership of Work Product.  The Employer shall own all Work Product arising during the course of the Officer’s employment (prior, present, or future).  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship, or other work product that relates to the Employer, its business, or its customers and that the Officer conceives, develops, or delivers to the Employer or that otherwise arises out of the services provided by the Officer to the Employer hereunder, at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the

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Employer.  If the Work Product contains any materials, programming, or intellectual property rights that the Officer conceived or developed prior to, and independent of, the Officer’s work for the Employer, the Officer agrees to identify the pre-existing items to the Employer, and the Officer grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.  The Officer agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

8.             Protection of Trade Secrets.  The Officer agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Officer agrees not to use or disclose any Trade Secrets of the Employer or the Company during or after his employment.  For the purposes hereof, “Trade Secret” means business or technical information, including but not limited to a formula, pattern, program, device, compilation of information, method, technique, or process that (a) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

9.             Protection of Other Confidential Information.  In addition, the Officer agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer or the Company during his employment and for a period of 36 months following termination of the Officer’s employment.  “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s or the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational, and administrative manuals; customer and supplier information and purchase histories; and employee lists.  The provisions of Sections 7 and 8 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

10.           Return of Materials.  The Officer shall surrender to the Employer, promptly upon its request and in any event upon termination of the Officer’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Officer’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers.  Upon the request of the Employer, Officer shall certify in writing compliance with the foregoing requirement.

11.           Standards.  The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board or Chief Executive Officer.  The Employer will provide the Officer with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

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12.           Termination and Termination Pay.

(a)           The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which his death shall have occurred and for a period of one month thereafter.  All such payments due under this Section shall be paid to the estate 30 days after the date of death of the Officer.

(b)           The Officer’s employment under this Agreement may be terminated, and thus this Agreement shall be terminated, at any time by the Officer upon 60 days’ written notice to the Board.  Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination, which for this Section 12(b) shall be the end of the 60-day notice period; provided, however, that the Employer, in its sole discretion, may elect for the Officer not to serve out all or any part of this notice period, but such Employer election shall not affect the compensation amount to be paid.  Subject to the provisions of Section 15(b), all such payments due under this Section shall be paid to the Officer 30 days after the date of written notice to the Board.

(c)           The Board may terminate the Officer’s employment at any time, with or without Cause.  If the Officer’s employment is terminated:

(i)            Without Cause under this provision, subject to Section 15(b) below, the Employer shall pay to the Officer severance compensation in a monthly amount equal to 100% of his then current monthly base salary, absent applicable withholdings, and such severance compensation shall be paid in equal monthly payments beginning on the first day of the month following the Officer’s termination, and continuing on the first day of the month for the next 12 months.

(ii)           For Cause, as determined by the Board, the Employer shall provide written notice specifying the grounds for termination for Cause.  The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause.  Subject to Section 15(b) below, any amount of compensation or other benefit that the Officer has a right to as of the date of termination for Cause shall be paid 30 days after such termination.  Termination for Cause shall include termination:

(A)          because of the Officer’s personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-decist order, or material breach of any provision of this Agreement;

(B)           if the Officer becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Employer’s affairs (or if proceedings for that purpose are commenced) by any governmental agency having jurisdiction over the Employer (a “Regulatory Authority”); or

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(C)           upon the occurrence of any event believed by the Employer, in good faith, to have resulted in the Officer being excluded from coverage, or having coverage limited as to the Officer as compared to other covered officers or employees, under the Employer’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

Notwithstanding such termination, the obligations under Sections 7 through 10 shall survive any termination of employment.

(d)           Subject to the Employer’s obligations and the Officer’s rights (i) under Title I of the Americans with Disabilities Act, Section 504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Employer, the Officer’s employment under this Agreement automatically shall be terminated in the event the Officer becomes disabled (as such term is defined by Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations promulgated thereunder) during the term of this Agreement and it is determined by the Employer that the Officer is unable to perform the essential functions of his job under this Agreement for 60 business days or more during any 12-month period.  Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and subject to Section 15(b) all such amounts shall be paid to the Officer 30 days after termination.  The Officer shall also be entitled to receive any payments provided under any disability income plan of the Employer which is applicable to the Officer.

In the event of any disagreement between the Officer and the Employer as to whether the Officer is physically or mentally disabled such as will result in the termination of the Officer’s employment pursuant to this Section 12(d), the question of such disability shall be submitted to an impartial physician licensed to practice medicine in North Carolina for determination and who will be selected by mutual agreement of the Officer and the Employer, or, failing such agreement, by two physicians (one of whom shall be selected by the Employer and the other by the Officer), and such determination of the question of the Officer becoming disabled by such physician or physicians shall be final and binding on the Officer and the Employer.  The Employer shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Section 12(d).

(e)           “Termination”, “employment is terminated”, “terminated” and derivatives of such provisions thereof, as used in this Agreement, mean that the Officer ceases to be an employee of the Employer and incurs a “separation from service” (as defined in Treasury Regulation § 1.409A-1(h), or as subsequently modified or revised by subsequent regulation).

13.           Additional Regulatory Requirements.  Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Employer (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

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(a)           the Employer is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner; or

(b)           in the opinion of counsel to the Employer, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Employer, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

14.           Change in Control.

(a)  In the event of a termination of employment of the Officer by the Employer or successor corporation in connection with, or within 24 months after, a “Change in Control” (as defined in Subsection (d) below) of the Employer other than for Cause (as defined in Section 12(c)), the Officer shall be entitled to receive liquidated damages as set forth in Subsection (c) below, subject to compliance with Section 15(b) below.  This sum shall be payable as provided in Subsection (e) below.

(b)  In addition to any rights the Officer might have to terminate his employment contained in Section 12, the Officer shall have the right to terminate his employment upon the occurrence of any of the following events (the “Termination Events”) within 12 months following a Change in Control of the Employer (a Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect):

(i)  the Officer is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in his position, duties, responsibilities or status at the time of the Change in Control or with his reporting responsibilities or titles with the Employer in effect at such time, regardless of Officer’s resulting position; or

(ii)  the Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or

(iii)  the Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Employer to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Employer who participated in such benefits prior to such Change in Control; or

(iv)  the Officer is transferred to a location which is more than 35 miles from his current principal work location without the Officer’s express written consent.

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(c)           In the event of termination of employment of the Officer, pursuant to this Section 14, the Employer will be obligated to pay or cause to be paid to Officer liquidated damages in an amount that, when taken together with any other payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of Code, shall equal to 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Code.

(d)           For the purposes of this Agreement, the term “Change in Control” shall mean any of the following events:

(i)            After the effective date of this Agreement, any “person” (as such term is defined in Section 7(i)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of the Company, or acquires control of, in any manner, the election of a majority of the directors of the Company; or

(ii)           The Company consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Company is not the surviving corporation in such transaction; or

(iii)          All or substantially all of the assets of the Company are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

Notwithstanding the other provisions of this Section 14, a transaction or event shall not be considered a Change in Control if, prior to the consummation of occurrence of such transaction or event, the Officer and the Employer agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.  The Officer and the Employer agree that the Merger does not constitute a Change in Control for purposes of this Agreement.

(e)           Subject to Section 15(b) below, such amounts payable pursuant to this Section 14 shall be paid to the Officer in equal monthly payments beginning on the first day of the month following the Officer’s termination, and continuing on the first day of each month thereafter for the next 12 months.

(f)            Following a Termination Event which gives rise to Officer’s rights hereunder, the Officer shall have 12 months from the date of occurrence of the Termination Event to terminate his employment pursuant to this Section 14.  Any such termination shall be deemed to have occurred only upon delivery to the Employer (or to any successor corporation) of written notice of termination which describes the Change in Control and the Termination Event.  If Officer does not so terminate this Agreement within such 12 month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

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(g)           It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Employer for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Board to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Employer under Section 280(a) of the Code.

(h)           In the event any dispute shall arise between the Officer and the Employer as to the terms or interpretation of this Agreement, including this Section 14, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Section 14 or in defending against any action taken by the Employer, the Employer shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

15.           Conditions to any Payment of Severance Amounts.

(a)           If the Officer’s employment is terminated for any reason at any time that the Officer is on the Board of Directors of the Company or the Employer, the Officer shall tender his resignation as a director of the Company and the Employer effective as of the date of termination.  This resignation shall be a condition to Employer’s obligation to pay any severance hereunder.

(b)           If:  (1) when the Employee’s employment terminates under this Agreement he is a specified employee, as defined in Section 409A of the Code or the regulations promulgated thereunder; (2) the Employee’s employment did not terminate because of his death; and (3) any payments under this Agreement will result in additional tax or interest to the Employee because of Section 409A or the regulations promulgated thereunder, then despite any provision of this Agreement to the contrary the Employee will not be entitled to such payments until the earlier of: (1) six months and one day after termination of the Employee’s employment; or (2) his death.  Payments that would have otherwise been paid during such six month and one day period shall be accumulated and paid on the earlier of: (1) the first day of the seventh month after such termination of employment; or (2) death of the Employee; and the remaining amount of any such payment due under this Agreement shall be paid as set forth elsewhere in this Agreement without regard to this Section.

(c)           Notwithstanding any provision of this Agreement to the contrary, the Employer shall not be obligated to make any severance payments under this Agreement unless and until the Officer executes and delivers a severance agreement and release to the Employer substantially in form attached hereto as Exhibit A.

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16.           Successors and Assigns.

(a)           This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Employer which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Employer.

(b)           Since the Employer is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Employer.

17.           Modification; Waiver; Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Employer by such officer as may be specifically designated by the Board.  No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

18,           Applicable Law.  This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

19.           Severability.  If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.  The parties agree that all of the terms, provisions and conditions contained in Sections 6 and 14 constitute essential terms, provisions and conditions of this Agreement.  The parties further agree that no part of Section 6 is independent of any part of Section 14, and that no part of Section 14 is independent of any part of Section 6.

20.  Conditions Precedent to this Agreement.  If the Closing of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately.  If upon the Merger Effective Date the Officer is in breach of the Settlement and Termination Agreement, this Agreement shall be deemed null and void ab initio and of no force and effect.

21.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY

By:
Name:
Title:

CARDINAL STATE BANK

By:
Name:
Title:

JOHN W. MALLARD, JR.

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Exhibit A

FORM OF SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between John W. Mallard, Jr., an individual resident of North Carolina (“the Officer”), and Yadkin Valley Bank and Trust Company, a North Carolina banking corporation (the “Bank”).

As used in this Agreement, the term “Officer” shall include the Officer and his heirs, executors, administrators, and assigns, and the term “Bank” shall include the Bank, its holding company, any other related or affiliated entities, and the current and former officers, directors, shareholders, employees, and agents of them.

On June 14, 2007, the Bank, Cardinal State Bank, and the Officer entered into an Employment Agreement governing the relationship between the parties.  The Employment Agreement provides for the payment of severance to the Officer under certain circumstances.  Section 15(c) provides that the Bank shall not be obligated to make any severance payments under the Employment Agreement unless and until the Officer executes and delivers a severance agreement and release to the Bank.

The Officer desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Officer enter into this Agreement.

Now, in consideration of the premises and the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between the Officer and the Bank except as specifically set forth below, the parties agree as follows:

1.             Termination Date:  The Officer agrees that his employment with the Bank terminates as of             (the “Termination Date”).

2.             Severance and Lump Sum Payments:   The Bank shall pay the Officer severance pay as noted in the Employment Agreement on the dates and in the amounts outlined in the Employment Agreement, subject to Section 5 below.

3.             Legal Obligations

The parties acknowledge that pursuant to Section 15(c) of the Employment Agreement, they agreed that as a condition of the Bank’s obligation to pay severance to the Officer, the Officer would execute and deliver a severance agreement and release in the form of this Agreement, which is attached as Exhibit A to the Employment Agreement.  The Officer acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of the Officer set forth in this Agreement.  It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of the Officer set forth in this Agreement and are payments in addition to anything of value to which the Officer is otherwise entitled.

4.             Waiver and Release:

a)             The Officer unconditionally releases and discharges the Bank from any and all causes of action, suits, damages, claims, proceedings, and demands that the Officer has ever had, or may now have, against the Bank, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement, except for the amounts, if any, that may be payable to the Officer under the Noncompete and Consulting Agreement attached as Exhibit B to the Employment Agreement or the Settlement and Termination Agreement dated as of the same date as the Employment Agreement and entered into among the Bank, Cardinal State Bank, and the Officer.

b)            The Officer acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against the Bank (except as specified in paragraph (a) above), including (but not limited to) all claims arising

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out of, or related in any way to, his employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the North Carolina law regarding payment of wages, and all other statutes, the common law of the State of North Carolina, or any other state, and any and all claims for attorneys’ fees.  The Officer further agrees that the release described herein shall apply to unknown and unanticipated damages resulting from or in any way connected to his employment or the termination thereof.

c)             This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law.  If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

5.             Restrictive Covenants and Other Obligations

The parties agree that Section 6(b), (c), (d), and (e) – “Loyalty; Noncompetition,” Section 7 - “Ownership of Work Product,” Section 8 – “Protection of Trade Secret,” Section 9 – “Protection of Other Confidential Information,” and Section 10 – “Return of Materials,” as well as any related provisions, of the Employment Agreement shall remain in full force and effect and that the Officer will perform his obligations under those sections, and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein.  In the event the Officer breaches any obligation under any of the sections of the Employment Agreement referenced in this Section 5, the Bank’s obligation to make severance payments to the Officer shall terminate immediately and the Bank shall have no further obligations to the Officer.

6.             Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.             Confidentiality of the Terms of This Agreement

The Officer agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement.  The Officer further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein.  Notwithstanding the foregoing, the parties agree that where business needs dictate, the Officer may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including non-competition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

The Officer recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine.  In the event the Bank establishes a violation of this paragraph of the Agreement by the Officer, his attorneys, immediate family, accountants, or financial advisors, or others to whom the Officer disclosed information in violation of the terms of this Agreement.  The Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from the Officer the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

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8.             Continued Cooperation

The Officer agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank.  The Officer’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank.  The Officer further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify then-current Chairman of the Board of the Bank.  The Officer shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.             Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein.  Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties.  The Officer affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement.  This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.          Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.          Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.          Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and the Officer, their respective heirs, legal representatives, successors, and assigns.

13.          Governing Law

This Agreement shall be construed in accordance with the laws of the state of North Carolina and any applicable federal laws.

14.          Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.          Representations:  The Officer acknowledges that:

a)             He has read this Agreement and understands its meaning and effect.

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b)            He has knowingly and voluntarily entered into this Agreement of his own free will.

c)             By signing this Agreement, the Officer has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Officer may assert.

d)            He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for the Officer’s agreement to be bound by the terms of this Agreement.

e)             He has been advised to consult with an attorney before signing this Agreement.

f)             He has been given up to 21 days to consider the terms of this Agreement.

g)            He has seven days, after the Officer has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance.  For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank.  This Agreement shall not become effective or enforceable until the revocation period has expired.

h)            He is not waiving or releasing any rights or claims that may arise after the date the Officer signs this Agreement.

As to the Officer:

Date	John W. Mallard, Jr.

As to the Bank:	Yadkin Valley Bank and Trust Company

Date	Name:
Title:

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EXHIBIT D-2

YADKIN VALLEY BANK AND TRUST COMPANY

CONSULTING AND NON-COMPETE AGREEMENT

This Consulting and Non-Compete Agreement (this “Agreement”) is entered into this 14th day of June, 2007 (“Effective Date”), by and among Yadkin Valley Bank and Trust Company (the “Bank”), a wholly owned subsidiary of Yadkin Valley Financial Corporation (“YVFC”), Cardinal State Bank, a North Carolina banking corporation (“Cardinal”), and Wendy B. Wagner, an individual resident of North Carolina (“Wagner”).

WHEREAS, Wagner is employed by Cardinal and possesses intimate knowledge of the business and affairs of Cardinal, and has acquired certain confidential information and data with respect to such entity;

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14,2007 by and among YVFC, the Bank, and Cardinal (the “Merger Agreement”), Cardinal will merge with and into the Bank (the “Merger”);

WHEREAS, Wagner is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the “Cardinal Employment Agreement”);

WHEREAS, Wagner is willing to terminate her interests and rights under the Cardinal Employment Agreement in consideration for entering into this Agreement and certain cash payments as set forth in the Settlement and Termination Agreement dated the date hereof and entered into among the parties hereof (the “Settlement and Termination Agreement”);

WHEREAS, the Bank desires to secure the continued services of Wagner in accordance herewith, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the “Merger Effective Date”);

WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement; and

WHEREAS, Wagner is willing to serve as a consultant to the Bank for the periods provided in this Agreement.

For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1.             Consulting Services.  Commencing upon the Merger Effective Date and subject to Section 18 below, Wagner shall provide consulting services to the Bank and YVFC in accordance with the terms of this Agreement for a period of at least one year, and thereafter as the parties may agree (the “Consulting Period”).  During the Consulting Period, Wagner shall be an independent contractor of the Bank and shall not be an employee of the Bank.  Initially, Wagner agrees to be available to spend approximately 30 hours per week providing consulting services under this Agreement, with such amount decreasing to approximately 3 hours per week following the conversion of the Bank’s data processing systems following the Merger.  Wagner will not be expected to work on bank holidays or weekends.  The Bank will provide reasonable support services to Wagner for her consulting hereunder, including computer, phone, training fees and reimbursement of reasonable travel expenses.

2.             Payments to Wagner.

(a)           In return for Wagner’s promise to remain available to provide the consulting services described in this Agreement and her promise to comply with the restrictive covenants set forth below (and subject to her continued compliance with these promises), the Bank shall pay to Wagner a retainer of $5,000 per month for a period of one year from the Merger Effective Date.  These amounts shall be payable on a monthly basis on the fifteenth of each month.

(b)           In addition, the Bank shall pay Wagner separately for the actual consulting services she provides hereunder.  Wagner and the Bank agree that initially Wagner will work approximately 30 hours per week and will be paid $9,100 per month (in addition to the retainer amount described above).  The Bank shall have the discretion to decrease the number of hours to be worked by Wagner, including to zero, at any time, but this will not affect the Bank’s obligation to make the retainer fee payments described above.  In such event, Wagner will be paid at a rate of $75 per hour for the actual hours worked hereunder.  These amounts shall be payable on a monthly basis on the fifteenth of each month.

3.             Termination of Agreement.  This Agreement shall terminate upon the earlier to occur of: (a) the death of Wagner; (b) termination for Cause; (c) the end of the Consulting Period; or (d) the violation of any covenants set forth in Sections 4, 5, 6, or 7 of this Agreement.  Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement, regardless of the reason for termination.

4.             Protection of Trade Secrets.  Wagner agrees to maintain in strict confidence and, except as necessary to perform her duties for the Bank, Wagner agrees not to use or disclose any Trade Secrets of the Bank or YVFC during or after the Consulting Period.  For the purposes hereof, “Trade Secret” means business or technical information, including but not limited to a formula, pattern, program, device, compilation of information, method, technique, or process that (a) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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5.             Protection of Other Confidential Information.  In addition, Wagner agrees to maintain in strict confidence and, except as necessary to perform her duties for the Bank, not to use or disclose any Confidential Business Information of the Bank or YVFC during the Consulting Period and a period of three years thereafter.  “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Bank’s or YVFC’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational, and administrative manuals; customer and supplier information and purchase histories; and employee lists.  The provisions of Sections 4 and 5 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Bank under an obligation of secrecy.

6.             Return of Materials.  Wagner shall surrender to the Bank, promptly upon its request and in any event upon termination of this Agreement, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Wagner’s possession or control, including all copies thereof, relating to the Bank, its business, or its customers.  Upon the request of the Bank, Wagner shall certify in writing compliance with the foregoing requirement.

7.             Restrictive Covenants.

(a)           During the Consulting Period, Wagner agrees she will not, within Durham County, North Carolina, or within a 15-mile radius of any Bank office in which she regularly works or is subject to work (the “Territory”), directly or indirectly, own, manage, operate, join, control, assist in the formation of, or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes (or, in the case of the formation of a new bank, will compete) with YVFC or the Bank (a “Competing Business”) without the prior written consent of the Bank.  Notwithstanding the foregoing, Wagner shall be free, without such consent, to purchase or hold as an investment or otherwise, up to 5% of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the-counter market.

(b)           During the Consulting Period and for a period of six months thereafter, Wagner shall not (except on behalf of or with the prior written consent of the Bank), either directly or indirectly, on Wagner’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of YVFC or the Bank on the date of termination and with whom Wagner has had material contact.

(c)           During the Consulting Period and for a period of six months thereafter, Wagner shall not, either directly or indirectly, on Wagner’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to YVFC or the Bank, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a

3

determined period or is at will.

(d)           Wagner acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by Wagner under the provisions of this Section 7.  Wagner agrees that, in the event of a breach of this Section 7, injunctive relief enforcing the terms of this Section 7 is an appropriate remedy.  If the scope of any restriction contained in this Section 7 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and Wagner consents that the scope of this restriction may be modified judicially.

(e)           The provisions in each of the above Sections 7(a), 7(b), 7(c) and 7(d) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

8.             Remedies for Breach.  Wagner agrees that in the event of any breach or threatened breach by Wagner of any covenant contained in Sections 4 through 7 hereof, the resulting injuries to the Bank would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Bank.  Wagner, therefore, agrees that in the event of any such breach, the Bank shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Bank have cause to seek such relief, no bond shall be required from the Bank, and Wagner shall pay all attorney’s fees and court costs which the Bank may incur to the extent the Bank prevails in its enforcement action.

9.             Severability and Substitution of Valid Provisions.  To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited, the geographical restriction of the prohibition or the length of time the activity is prohibited, Wagner and the Bank agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of North Carolina.

10.          Extension of Periods.  The time periods described in Sections 5 and 7 of this Agreement shall be automatically extended by any length of time during which Wagner is in breach of the covenant described therein.  The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended period.

11.          Amendments.  No amendments or variation of the terms or conditions of this Agreement shall be valid unless agreed to in writing and signed by the parties.

12.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

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13.          Waiver.  Failure of the Bank to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

14.          Reasonable Restraint.  It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of the Bank and impose a reasonable restraint on Wagner in light of the activities and business of the Bank on the date of the execution of this Agreement.

15.          Successors; Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Bank and its successors and assigns.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Wagner, her beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Wagner’s legal personal representative.

16.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of North Carolina.

17.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.  Conditions Precedent to this Agreement.  If the Closing of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately.  If upon the Merger Effective Date the Officer is in breach of the Settlement and Termination Agreement, this Agreement shall be deemed null and void ab initio and of no force and effect.

IN WITNESS WHEREOF, the parties hereto set their hands and seals the day and year first written above.

WITNESSES:	WENDY B. WAGNER:

YADKIN VALLEY BANK AND TRUST COMPANY

By:

Its:

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EXHIBIT D-3

SETTLEMENT AND TERMINATION AGREEMENT

This SETTLEMENT AND TERMINATION AGREEMENT (this “Agreement”) is made by and among Yadkin Valley Bank and Trust Company, a North Carolina banking corporation (“YVB”), Cardinal State Bank, a North Carolina banking corporation (“Cardinal”), and John W. Mallard, Jr., an individual resident of Durham, North Carolina (the “Officer”), as of this 14th day of June, 2007.

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14, 2007 by and among Yadkin Valley Financial Corporation (the “Company”), YVB, and Cardinal (the “Merger Agreement”), Cardinal will merge with and into YVB (the “Merger”);

WHEREAS, the Officer is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the “Cardinal Employment Agreement”);

WHEREAS, the Officer is willing to terminate his interests and rights under the Cardinal Employment Agreement in consideration for the payments described below and for entering into an employment agreement with YVB (the “YVB Employment Agreement”) to be entered into on the date hereof;

WHEREAS, YVB desires to secure the continued services of the Officer in accordance with the terms of the YVB Employment Agreement, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the “Merger Effective Date”); and

WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement.

For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

Section 1.  Upon the Merger Effective Date and immediately prior to the closing of the Merger, any existing employment agreement between Cardinal and the Officer, including the Cardinal Employment Agreement, shall be terminated and of no further force and effect, provided that Cardinal (or YVB as its successor) shall be obligated to make the following payments to the Officer on the dates specified below:

(a)           $351,000 in settlement of any amounts that may be due to the Officer upon a termination of his employment following a “Change in Control,” as such term is defined in the Cardinal Employment Agreement.  The parties agree it is their intent that this amount, when taken together with any other payments to be made to or for the benefit of the Officer related to the Merger which are deemed to be counted in the calculation of

“parachute payments” as that term is defined in Section 280G of the Code, shall not exceed 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Code, and that such amounts shall be deductible by YVB for federal income tax purposes and not result in the imposition of an excise tax on the Officer.  Notwithstanding language to the contrary in the Cardinal Employment Agreement, the Officer expressly waives any right to a gross-up or any “Additional Payment,” as such term is defined in the Cardinal Employment Agreement. The parties agree to create a rabbi trust to hold the amount specified in this paragraph, which shall comply with the model rabbi trust provisions of Revenue Procedure 92-64, or any successor thereto.  The trustee of the trust shall receive and hold all contributions to the trust fund made by YVB, and hold, invest, reinvest and distribute such funds in accordance with the terms and provisions of the trust agreement.   YVB may modify the trust from time to time to accomplish the purpose of the trust agreement, provided such modifications are not inconsistent with the terms of the above Revenue Procedure 92-64 or its successor, and may, with approval, remove any trustee and select a successor trustee.  The rabbi trust shall be in form and substance acceptable to both parties, shall specify the date of payment of these amounts, and shall contain no other conditions to payment.  The date of payment shall be the earliest day (as determined by the Officer) that the Officer can receive such payments without the payments resulting in additional tax or interest to the Officer because of Section 409A of the Internal Revenue Code or the regulations promulgated thereunder.  Any trust established hereunder shall be consistent with, and comply with all requirements of, Section 409A.

(b)           $625,000 in exchange for the Officer’s agreement to terminate his rights under Section 3(iv) Cardinal Employment Agreement to receive health and dental care coverage for life for the Officer and his spouse.  Cardinal shall pay this amount to the Officer immediately prior to the closing of the Merger and simultaneously with the termination of the Cardinal Employment Agreement.  The parties acknowledge that these were valuable benefits to which the Officer was entitled under the Cardinal Employment Agreement, that this payment reflects a reasonable estimate of the value of these foregone benefits, that the Officer was entitled to these benefits under all circumstances, including a termination of the Cardinal Employment Agreement not associated with a change in control, and that these rights have existed in the Cardinal Employment Agreement for a number of years and were not the product of an amendment to the agreement within one year before the Merger.

Section 2.  The Officer acknowledges that termination of the Cardinal Employment Agreement shall include termination of all obligations of Cardinal or its successors thereunder, including the obligation to provide any insurance coverage for life for the Officer and his spouse under Section 3(iv) or to continue paying the life insurance premiums pursuant to Section 19 thereof.

Section 3.  Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by Cardinal, YVB, and the Officer.  The Officer agrees to reimburse YVB (as the successor to Cardinal) any amounts required to be paid by YVB to the Internal Revenue Service for taxes owed but not paid by the Officer on such payments.  YVB may offset such amounts to be reimbursed against any amounts due to the Officer under the YVB Employment Agreement or otherwise, and the Officer hereby consents to any such offset or withholding.

Section 4.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.  In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately.

IN WITNESS WHEREOF, the parties have executed this Settlement and Termination Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY

By:
Name:
Title:

CARDINAL STATE BANK

By:
Name:
Title:

JOHN W. MALLARD, JR.

EXHIBIT D-4

SETTLEMENT AND TERMINATION AGREEMENT

This SETTLEMENT AND TERMINATION AGREEMENT (this “Agreement”) is made by and among Yadkin Valley Bank and Trust Company, a North Carolina banking corporation (“YVB”), Cardinal State Bank, a North Carolina banking corporation (“Cardinal”), and W. Harold Parker, Jr., an individual resident of Durham, North Carolina (the “Officer”), as of this 14th day of June, 2007.

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14, 2007 by and among Yadkin Valley Financial Corporation (the “Company”), YVB, and Cardinal (the “Merger Agreement”), Cardinal will merge with and into YVB (the “Merger”);

WHEREAS, the Officer is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the “Cardinal Employment Agreement”);

WHEREAS, the Officer is willing to terminate his interests and rights under the Cardinal Employment Agreement in consideration for the payments described below; and

WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement.

For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

Section 1.  Upon the Merger Effective Date and immediately prior to the closing of the Merger, any existing employment agreement between Cardinal and the Officer, including the Cardinal Employment Agreement, shall be terminated and of no further force and effect, provided that, Cardinal or YVB (or its successor) shall be obligated to make the following payments to the Officer on the dates specified below:

(a)           $274,270 in settlement of any amounts that may be due to the Officer upon a termination of his employment following a “Change in Control,” as such term is defined in the Cardinal Employment Agreement.  The parties agree it is their intent that this amount, when taken together with any other payments to be made to or for the benefit of the Officer related to the Merger which are deemed to be counted in the calculation of “parachute payments” as that term is defined in Section 280G of the Code, shall not exceed 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Code, and that such amounts shall be deductible by YVB for federal income tax purposes and not result in the imposition of an excise tax on the Officer.  Notwithstanding language to the contrary in the Cardinal Employment Agreement, the Officer expressly waives any right to a gross-up or any “Additional Payment,” as such term is defined in the Cardinal Employment Agreement.  The parties agree to create a rabbi trust to hold the amount specified in this paragraph, which shall comply with the model rabbi trust provisions of Revenue Procedure 92-64, or any successor thereto.  The trustee of the trust shall receive and hold all contributions to the trust fund made by YVB, and hold, invest, reinvest and distribute such funds in accordance with the terms and provisions of the trust agreement.   YVB may modify the trust from time to time to accomplish the purpose of the trust agreement, provided such modifications are not inconsistent with the terms of the above Revenue Procedure 92-64 or its successor, and may, with approval, remove any trustee and select a successor trustee.  The rabbi trust shall be in form and substance acceptable to both parties, shall specify the date of payment of these amounts, and shall contain no other conditions to payment.  The date of payment shall be the earliest day (as determined by the Officer) that the Officer can receive such payments without the payments resulting in additional tax or interest to the Officer because of Section 409A of the Internal Revenue Code or the regulations promulgated thereunder.  Any trust established hereunder shall be consistent with, and comply with all requirements of, Section 409A.

(b)           $484,000 in exchange for the Officer’s agreement to terminate his rights under Section 3(iv) Cardinal Employment Agreement to receive health and dental care coverage for life for the Officer and his spouse.  Cardinal shall pay this amount to the Officer immediately prior to the closing of the merger and simultaneously with the termination of the Cardinal Employment Agreement. The parties acknowledge that these were valuable benefits to which the Officer was entitled under the Cardinal Employment Agreement, that this payment reflects a reasonable estimate of the value of these foregone benefits, that the Officer was entitled to these benefits under all circumstances, including a termination of the Cardinal Employment Agreement not associated with a change in control, and that these rights have existed in the Cardinal Employment Agreement for a number of years and were not the product of an amendment to the agreement within one year before the Merger.

Section 2.  The Officer acknowledges that termination of the Cardinal Employment Agreement shall include termination of all obligations of Cardinal or its successors thereunder, including the obligation to provide any insurance coverage for life for the Officer and his spouse under Section 3(iv) or to continue paying the life insurance premiums pursuant to Section 9 thereof.

Section 3.  Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by Cardinal, YVB, and the Officer.  The Officer agrees to reimburse YVB (as successor to Cardinal) any amounts required to be paid by YVB to the Internal Revenue Service for taxes owed but not paid by the Officer on such payments.

Section 4.  Commencing upon the Merger Effective Date and subject to Section 5 below, the Officer shall serve as an at-will employee of YVB initially at the same salary and benefits that he had with Cardinal as of the Merger Effective Date.  The Officer understands and agrees that this Agreement shall in no way impose upon YVB any obligation to employ the Officer or to continue the Officer’s employment for any length of time.  The employment or continuation of employment by YVB is, and at all times shall remain, in the absolute discretion of YVB, which employment may be terminated by the Officer or YVB at will, meaning, either YVB or the Officer may terminate the employment relationship at any time, without cause or notice.

Section 5.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.  In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately.

IN WITNESS WHEREOF, the parties have executed this Settlement and Termination Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY

By:
Name:
Title:

CARDINAL STATE BANK

By:
Name:
Title:

W. HAROLD PARKER, JR.

EXHIBIT D-5

SETTLEMENT AND TERMINATION AGREEMENT

This SETTLEMENT AND TERMINATION AGREEMENT (this “Agreement”) is made by and among Yadkin Valley Bank and Trust Company, a North Carolina banking corporation (“YVB”), Cardinal State Bank, a North Carolina banking corporation (“Cardinal”), and A. Lewis Bass, III, an individual resident of Durham, North Carolina (the “Officer”), as of this 14th day of June, 2007.

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14, 2007 by and among Yadkin Valley Financial Corporation (the “Company”), YVB, and Cardinal (the “Merger Agreement”), Cardinal will merge with and into YVB (the “Merger”);

WHEREAS, the Officer is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the “Cardinal Employment Agreement”);

WHEREAS, the Officer is willing to terminate his interests and rights under the Cardinal Employment Agreement, except as stated in Sections 1 and 2 below, in consideration for the payments described below; and

WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement.

For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

Section 1.  Upon the Merger Effective Date and immediately prior to the closing of the Merger, any existing employment agreement between Cardinal and the Officer, including the Cardinal Employment Agreement, shall be terminated and of no further force and effect, except for Section 5 of the Cardinal Employment Agreement,  and provided that: YVB or its successor shall pay to the Officer on the date tat is six months and one day following the Merger Effective Date the sum of $280,000 in settlement of any amounts that may be due to the Officer upon a “Change in Control,” as such term is defined in the Cardinal Employment Agreement and shall pay to the Officer on or promptly following the Merger Effective Date any obligations of Cardinal or any successor to the Officer for his compensation for periods prior to the Merger Effective Date to the extent such amounts are unpaid at the Merger Effective Date.  The parties agree it is their intent that this $280,000 amount, when taken together with any other payments to be made to or for the benefit of the Officer related to the Merger which are deemed to be counted in the calculation of “parachute payments” as that term is defined in Section 280G of the Code, shall not exceed 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Code, and that such amounts shall be deductible by YVB for federal income tax purposes and not result in the imposition of an excise tax on the Officer.  Notwithstanding language to the contrary in the Cardinal Employment

Agreement, the Officer expressly waives any right to a gross-up or any “Additional Payment,” as such term is defined in the Cardinal Employment Agreement.  YVB shall create and fund on or before the Merger Effective Date a rabbi trust to hold the $280,000 amount specified in this paragraph, which shall comply with the model rabbi trust provisions of Revenue Procedure 92-64, or any successor thereto.  The trustee of the trust shall receive and hold all contributions to the trust fund made by YVB, and hold, invest, reinvest and distribute such funds in accordance with the terms and provisions of the trust agreement.   YVB may modify the trust from time to time to accomplish the purpose of the trust agreement and this Agreement, provided such modifications are not inconsistent with the terms of the above Revenue Procedure 92-64 or its successor, and may, with approval, remove any trustee and select a successor trustee.  The rabbi trust shall be in form and substance acceptable to both parties, shall specify the date of payment of the $280,000 amount consistent with this Agreement, and shall contain no other conditions to payment.   Any trust established hereunder shall be consistent with, and comply with all requirements of, Section 409A.

Section 2.  The Officer acknowledges that termination of the Cardinal Employment Agreement shall include termination of all obligations of Cardinal or its successors thereunder, including the obligation to provide any insurance coverage for life for the Officer and his spouse under Section 3(iv).  Notwithstanding the above, the Officer acknowledges that the restrictive covenants contained in Section 5 of the Cardinal Employment Agreement will continue to apply as set forth in the Cardinal Employment Agreement.

Section 3.  Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by Cardinal, YVB, and the Officer.  The Officer agrees to reimburse YVB (as successor to Cardinal) any amounts required to be paid by YVB to the Internal Revenue Service for taxes owed but not paid by the Officer on such payments.

Section 4.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.  In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately.

IN WITNESS WHEREOF, the parties have executed this Settlement and Termination Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY

By:
Name:
Title:

CARDINAL STATE BANK

By:
Name:
Title:

A. LEWIS BASS, III

EXHIBIT D-6

SETTLEMENT AND TERMINATION AGREEMENT

This SETTLEMENT AND TERMINATION AGREEMENT (this “Agreement”) is made by and among Yadkin Valley Bank and Trust Company, a North Carolina banking corporation (“YVB”), Cardinal State Bank, a North Carolina banking corporation (“Cardinal”), and Wendy B. Wagner, an individual resident of Durham, North Carolina (the “Officer”), as of this 14th day of June, 2007.

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14, 2007 by and among Yadkin Valley Financial Corporation (the “Company”), YVB, and Cardinal (the “Merger Agreement”), Cardinal will merge with and into YVB (the “Merger”);

WHEREAS, the Officer is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the “Cardinal Employment Agreement”);

WHEREAS, the Officer is willing to terminate her interests and rights under the Cardinal Employment Agreement in consideration for the payments described below and for entering into a consulting and noncompete agreement with YVB (the “YVB Consulting Agreement”) to be entered into on the date hereof;

WHEREAS, YVB desires to secure the continued services of the Officer in accordance with the terms of the YVB Consulting Agreement, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the “Merger Effective Date”); and

WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement.

For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

Section 1.  Upon the Merger Effective Date and immediately prior to the closing of the Merger, any existing employment agreement between Cardinal and the Officer, including the Cardinal Employment Agreement, shall be terminated and of no further force and effect, provided that: YVB (or its successor) shall pay to the Officer $231,000 in settlement of any amounts that may be due to the Officer upon a termination of his employment following a “Change in Control,” as such term is defined in the Cardinal Employment Agreement.  The parties agree it is their intent that this amount, when taken together with any other payments to be made to or for the benefit of the Officer related to the Merger which are deemed to be counted in the calculation of “parachute payments” as that term is defined in Section 280G of the Code, shall not exceed 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Code, and that such amounts shall be deductible by YVB for federal income tax purposes and not result in the imposition of an excise tax on the Officer.  Notwithstanding language to the contrary in the Cardinal

Employment Agreement, the Officer expressly waives any right to a gross-up or any “Additional Payment,” as such term is defined in the Cardinal Employment Agreement.  The parties agree it is their intent that this amount, when taken together with any other payments to be made to or for the benefit of the Officer related to the Merger which are deemed to be counted in the calculation of “parachute payments” as that term is defined in Section 280G of the Code, shall not exceed 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Code, and that such amounts shall be deductible by YVB for federal income tax purposes and not result in the imposition of an excise tax on the Officer.  Notwithstanding language to the contrary in the Cardinal Employment Agreement, the Officer expressly waives any right to a gross-up or any “Additional Payment,” as such term is defined in the Cardinal Employment Agreement.  The parties agree to create a rabbi trust to hold the amount specified in this paragraph, which shall comply with the model rabbi trust provisions of Revenue Procedure 92-64, or any successor thereto.  The trustee of the trust shall receive and hold all contributions to the trust fund made by YVB, and hold, invest, reinvest and distribute such funds in accordance with the terms and provisions of the trust agreement.   YVB may modify the trust from time to time to accomplish the purpose of the trust agreement, provided such modifications are not inconsistent with the terms of the above Revenue Procedure 92-64 or its successor, and may, with approval, remove any trustee and select a successor trustee.  The rabbi trust shall be in form and substance acceptable to both parties, shall specify the date of payment of these amounts, and shall contain no other conditions to payment.  The date of payment shall be the earliest day (as determined by the Officer) that the Officer can receive such payments without the payments resulting in additional tax or interest to the Officer because of Section 409A of the Internal Revenue Code or the regulations promulgated thereunder.  Any trust established hereunder shall be consistent with, and comply with all requirements of, Section 409A.

Section 2.  The Officer acknowledges that termination of the Cardinal Employment Agreement shall include termination of all obligations of Cardinal or its successors thereunder, including the obligation to provide any insurance coverage for life for the Officer and her spouse under Section 3(iv).

Section 3.  Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by Cardinal, YVB, and the Officer.  The Officer agrees to reimburse YVB (as successor to Cardinal) any amounts required to be paid by YVB to the Internal Revenue Service for taxes owed but not paid by the Officer on such payments.  YVB may offset such amounts to be reimbursed against any amounts due to the Officer under the YVB Consulting Agreement or otherwise, and the Officer hereby consents to any such offset or withholding.

Section 4.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.  In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately.

IN WITNESS WHEREOF, the parties have executed this Settlement and Termination Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY

By:
Name:
Title:

CARDINAL STATE BANK

By:
Name:
Title:

WENDY B. WAGNER

EXHIBIT E

FORM OF ADVISORY BOARD SERVICE AGREEMENT

This Advisory Board Service Agreement (“Agreement”) is entered into this      day of      , 2007, by and between Yadkin Valley Bank and Trust Company (“YVB”), a wholly owned subsidiary of Yadkin Valley Financial Corporation (“Yadkin Valley”), and             (hereinafter referred to as “Director”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Plan of Merger Agreement (“Merger Agreement”) dated June 14, 2007, YVB and Cardinal State Bank (“Cardinal”) have agreed to merge, such that Cardinal shall be merged with and into YVB, as a result of which the outstanding shares of the capital stock of Cardinal shall be converted into the right to receive shares of Yadkin Valley Common Stock and cash, and the shareholders of Cardinal shall become shareholders of Yadkin Valley; and

WHEREAS, Director currently serves as a Director of Cardinal; and

WHEREAS, each Director that currently serves as a Director of Cardinal and who will not join the Yadkin Valley Board of Directors, is being offered the opportunity to serve on an Advisory Board of the Cardinal State Bank division of YVB (the “Advisory Board”); and

WHEREAS, the YVB requires the execution of this Agreement by Director as a condition to service on the Advisory Board; and

WHEREAS, Cardinal, prior to the Merger, conducted a general banking business and operations within Durham County, North Carolina (the “Business”); and

WHEREAS, the restrictions in this Agreement are reasonable and necessary to protect and preserve the business interests and property of YVB and the Business;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in the Merger Agreement and herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Services.  The Advisory Board will confer with the board of directors and executive officers of YVB on a regular basis and will provide YVB with consulting and advisory services relating to the Cardinal State Bank division of YVB, including loan review and other services typical of a community bank director, and will generally act as goodwill ambassadors for the Cardinal State Bank division of YVB.

However, the role of the Advisory Board shall be only advisory in nature, and members of the Advisory Board shall neither be, nor be deemed to be, directors of YVB.

2.  Term of Services.   Director shall serve on the Advisory Board effective as of the date hereof for a term of three years.

3.  Compensation.  Each Director shall be entitled to receive from YVB fees in an amount equal to $150 per quarterly meeting.

4.  Termination.  This Agreement may be terminated by either party upon delivery of 30 days written notice.

5.  Independent Contractor.  Director shall be an independent contractor in the performance of the services. This Agreement shall not be interpreted as creating an association, joint venture, or partnership relationship between the parties or as imposing any employment, or partnership obligation, or liability on any party. Director shall not be entitled to, and shall not attempt to, create or assume any obligation, express or implied, on behalf of Company. Company shall have no obligation to withhold or pay income tax, workers’ compensation, pension, deferred compensation, welfare, insurance, and other employee taxes on behalf of Director.

6.  Reasonable Expenses.  Director shall obtain advance written approval from Company for payment or reimbursement of any reasonable travel and other expenses incurred by Director in connection with performing the Services under this Agreement.

7.  Loyalty; Noncompetition.

(a)           During the Director’s service with YVB, and for a period of 12 months thereafter, the Director agrees he will not, within Durham County, North Carolina, or within a 15-mile radius of any YVB office in which the Director regularly works (the “Territory”), directly or indirectly, own, manage, operate, join, control, assist in the formation of, or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes (or, in the case of the formation of a new bank, will compete) with Yadkin Valley or YVB (a “Competing Business”) without the prior written consent of YVB.  Notwithstanding the foregoing, the Director shall be free, without such consent, to purchase or hold as an investment or otherwise, up to 5% of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the-counter market.

(b)           During the Director’s service with YVB, and for a period of 12 months thereafter, the Director shall not (except on behalf of or with the prior written consent of YVB), either directly or indirectly, on the Director’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of Yadkin Valley or YVB on the date of termination and with whom the Director has had material contact.

(c)           During the Director’s service with YVB, and for a period of 12 months thereafter, the Director shall not, either directly or indirectly, on the Director’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to Yadkin Valley or YVB, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(d)           The Director acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Director under the provisions of this Section 7.  The Director agrees that, in the event of a breach of this Section 7, injunctive relief enforcing the terms of this Section 7 is an appropriate remedy.  If the scope of any restriction contained in this Section 7 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Director consents that the scope of this restriction may be modified judicially.  The Director and YVB hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 7(a), (b) and (c) as may be necessary to reflect changes in YVB’s business and affairs so that the scope of the limitations placed on the Director’s activities by Section 7 accomplishes the parties’ intent in relation to the then current facts and circumstances.  Any such amendment shall be effective only when completed in writing and signed by the Director and YVB.

8.             Ownership of Work Product.  YVB shall own all Work Product arising during the course of the Director’s service (prior, present, or future).  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship, or other work product that relates to YVB, its business, or its customers and that the Director conceives, develops, or delivers to YVB or that otherwise arises out of the services provided by the Director to YVB hereunder, at any time during his service, during or outside normal working hours, in or away from the facilities of YVB, and whether or not requested by YVB.  If the Work Product contains any materials, programming, or intellectual property rights that the Director conceived or developed prior to, and independent of, the Director’s work for YVB, the Director agrees to identify the pre-existing items to YVB, and the Director grants YVB a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.  The Director agrees to take such actions and execute such further acknowledgments and assignments as YVB may reasonably request to give effect to this provision.

9.             Protection of Trade Secrets.  The Director agrees to maintain in strict confidence and, except as necessary to perform his duties for YVB, the Director agrees not to use or disclose any Trade Secrets of YVB or Yadkin Valley during or after his service.  For the purposes hereof, “Trade Secret” means business or technical information, including but not limited to a formula, pattern, program, device, compilation of information, method, technique, or process that (a) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure or use;

and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10.           Protection of Other Confidential Information.  In addition, the Director agrees to maintain in strict confidence and, except as necessary to perform his duties for YVB, not to use or disclose any Confidential Business Information of YVB or Yadkin Valley during his service and for a period of 12 months following termination of the Director’s service.  “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning YVB’s or Yadkin Valley’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational, and administrative manuals; customer and supplier information and purchase histories; and employee lists.  The provisions of Sections 8 and 9 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to YVB under an obligation of secrecy.

11.           Return of Materials.  The Director shall surrender to YVB, promptly upon its request and in any event upon termination of the Director’s service, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Director’s possession or control, including all copies thereof, relating to YVB, its business, or its customers.  Upon the request of YVB, Director shall certify in writing compliance with the foregoing requirement.

12.           Enforceability.  In the event any provision contained herein shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area, it shall be interpreted to extend only for the maximum period of time for which it may be enforceable and over the maximum geographical area to which it may be enforceable.

13.           Severability.  If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

14.           Entire Agreement.  This Agreement shall constitute the entire agreement between the parties hereto with respect to restrictive covenants and shall supersede all previous negotiations, commitments and writings with respect to these matters.  This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto or by their duly authorized representatives.

15.  Waiver.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.   No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

16.  Successors and Assigns.  The parties acknowledge that the restrictive covenants set forth herein are unique and personal.  Accordingly, Director may not delegate any of his, her or its duties or obligations under this Agreement.  The rights and obligations of YVB under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of YVB.

17.  Execution in Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become a binding Agreement when one or more counterparts have been executed by all parties.

18.  Titles and Headings.  Titles and headings to paragraphs herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

19.  Choice of Law.  This Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of North Carolina.

20.  Attorney’s Fees.  The prevailing party in any action or procedure in court or mutually agreed arbitration proceeding to enforce terms of this Agreement is entitled to receive its reasonable attorney’s fees and other reasonable enforcement costs and expenses from the non-prevailing party.

IN WITNESS WHEREOF the parties have executed this Advisory Board Service Agreement, under seal, on the date first above written.

YADKIN VALLEY BANK AND TRUST COMPANY

Name:

Title:

DIRECTOR: